   As filed with the Securities and Exchange Commission on March 13, 2008
Registration No. 333-143925

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
TEKNIK DIGITAL ARTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	7372	68-0539517
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I. R. S. Employer Identification No.)
P.O. Box 2800-314, Carefree, Arizona 85377
(480) 443-1488

(Address and telephone number of principal executive offices)
John R. Ward
Teknik Digital Arts, Inc.
P.O. Box 2800-314
Carefree, Arizona 85377
(480) 443-1488

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Gregory R. Hall, Esq.
DLA Piper US LLP
2415 E. Camelback Road, Suite 700
Phoenix, Arizona 85016-4245
(480) 606-5128
     Approximate Date Of Proposed Sale To Public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject To Completion, Dated March 13, 2008
Prospectus
Teknik Digital Arts, Inc.
12,500,000 Shares of Common Stock
     This prospectus relates to the resale of up to 12,500,000 shares of our common stock, par value $.001 per share, issuable to Dutchess Private Equities Fund, Ltd., who we refer in this prospectus as “Dutchess” or the selling shareholder. Purchases of shares of our common stock by Dutchess will be at a discount of 6% to the lowest closing price during the pricing period. The selling shareholders will initially sell the common stock from time to time at the prevailing market price or in negotiated transactions. The price you pay for shares of common stock sold by the selling shareholders named in this prospectus will be determined at the time of such sale, as set forth under the heading “Plan of Distribution.”
     The selling shareholders will receive all of the amounts received upon any sale by them of the common stock, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of the common stock by the selling shareholders.
     The selling shareholder, and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agree to pay the expenses of registering the foregoing shares of our common stock.
     Our common stock is quoted on the Over-the-Counter Bulletin Board administered by the NASD under the symbol TKNK.OB. On February 29, 2008, the last reported sale price of our common stock was $0.16.
     Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is March      , 2008

ii

iii

PROSPECTUS SUMMARY
     This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock described under Risk Factors beginning at page 6 of this prospectus.
Overview of our Business
          Teknik Digital Arts, Inc. publishes and distributes physically interactive video game systems for play on personal computers and video game consoles, and instructional and game software for play on mobile telephones. Through our joint venture with Powergrid Fitness, Inc., we are currently developing and applying all of our resources to the first physically interactive online video game league, The Power Gaming League. We plan to continue to license highly visible consumer personalities, such as popular motion picture, television show, and sports figures, to promote the healthy aspects of our Power Gaming League.
          In August 2006, we formed a joint venture with Powergrid Fitness to develop the Power Gaming League and distribute the exclusively-licensed Exerstation™ physically interactive video game controller. The Exerstation™ was awarded the 2006 Consumer Electronics Show Electronic Gaming innovation of the year. The controller is isometric based, works with all games on personal computers, XBox, Sony Playstation 2, and Ninetendo’s GameCube. According to clinical medical trials, the video game player can burn up to 250 calories per hour and build muscle fitness utilizing the controller. The Power Gaming League and Exerstation™ distribution is scheduled to launch in the first quarter of 2008.
          We will provide the day-to-day operations and financial management for the joint venture, while the management of Powergrid Fitness will provide engineering, manufacturing, and marketing management for the joint venture. We have contracted with third party software developers to program the Power Gaming League.
          Customers will be able to join the Power Gaming League and purchase the Exerstation™ online and from retailers, such as Best Buy, Sharper Image, Target, Amazon.com and others. The league currently plans to charge customers a monthly fee of $15 to play in the league and $199 retail for the controller. All Exerstation™ equipment will be delivered by a contracted fulfillment house to individual customers and retailers. This arrangement will save the Company the overhead of operating a distribution warehouse and works well with major retailers who require independent fulfillment houses to manage distribution of this type of consumer electronic product.
          Since our inception, our aggregate loss from operations is ($9,568,890) as of December 31, 2007. This loss has been primarily related to research, development and general and administrative costs. As of December 31, 2007, we had two full time employees, including one in sales and marketing and one in finance and administration. We intend to hire additional employees as needed. We also retain independent contractors to provide various services, primarily in connection with our software development and sales activities. We are not subject to any collective bargaining agreements and we believe that our relationship with our employees is good.
Our Products
          We have developed products for physically interactive video gaming systems. The Power Gaming League is currently being developed to form a physically interactive gaming community using the Exerstation™ video game controller. The league is being created by the Company’s joint venture with Powergrid Fitness, Inc. The league will initially operate on personal computers. The joint venture also has the exclusive rights to distribute the Exerstation™. We have received indications of interest from Best Buy, Sharper Image, Target and Amazon.com to carry the product once we have sufficient manufacturing capacity.
          We also plan to develop physically interactive games for personal computers and consoles such as Nintendo GameCube, the XBox and PlayStation game systems. In October 2004, we entered into a joint venture agreement with PEP PAD, LLC to develop, publish and market physically interactive performance enhanced video games for personal computer and console applications, based on certain proprietary software, referred to as the SDK software, licensed by PEP PAD, LLC, for performance enhancement fitness related pressure sensitive mats connected to a personal computer. Under the terms of the joint venture, PEP PAD, LLC assigned its rights in the SDK software license to the joint venture, and will sell the rights under future license agreements to the joint venture on terms mutually agreeable to PEP PAD,

LLC and Teknik. Under the terms of the joint venture agreement, Teknik will perform the game development, publishing, distribution and accounting functions, and will provide financing for the joint venture. As of the date of this report, we have one physically interactive video game application completed. We have no current plans to distribute this product until funding becomes available to do so. We anticipate that this will require a minimum of $250,000 to commence distribution.
          We have also developed games for mobile phones, including the games Fear Factor, Next Action Star and the Phil Mickelson golf game with the Dave Pelz and Rick Smith instructional segments. We have no current plans to commercially exploit these products.
Our Markets
          We intend to market our products to the on-line video gaming market and personal computer and console markets.
          We believe that as we develop games and applications for these platforms, we will be competing in a growing market and will be uniquely positioned to leverage our experience in developing physically interactive applications into the personal computer and console game system markets.
Our Strategies
          On April 27, 2007 we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. to provide us with an equity line of credit. Pursuant to the Investment Agreement, Dutchess is contractually obligated to purchase up to $10,000,000 of the Company’s common stock over the course of thirty-six (36) months, however, such purchases of our shares are contingent upon a registration statement covering such shares being declared effective. The maximum amount that the Company will be entitled to request from each of the purchase “puts,” shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S. market only), multiplied by the average of the three (3) daily closing prices immediately preceding the put date. The average daily trading volume shall be computed using the ten (10) trading days prior to the put date. The purchase price for the common stock identified in the put notice shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period is equal to the period beginning on the put notice date and ending on and including the date that is five (5) trading days after such put notice date. There are put restrictions applied on days between the put date and the Closing Date with respect to each put. During this time, the Company will not be entitled to deliver another put notice.
Our Corporate History
          Teknik Digital Arts, Inc. was incorporated in Nevada on January 29, 2003. Our principal executive offices are located at P.O. Box 2800-314, Carefree, Arizona 85377. Our telephone number is (480) 443-1488. Our web site is http://www.teknikcorp.com. The information found on our web site is not a part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	12,500,000 shares of common stock.

Common stock outstanding:
Before the offering	14,895,588 shares.
After the offering	27,395,588 shares.

Use of Proceeds	We will not receive any of the proceeds from the offer and sale of the shares of common stock by the selling shareholder. We will receive proceeds from our Investment Agreement with Dutchess Private Equities Fund, Ltd. We expect to use substantially all of the net proceeds, if any, for general corporate purposes, including working capital, research and development and expansion of sales and marketing activities.

OTC symbol	TKNK.OB

Risk Factors	An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section and the other sections of this prospectus, including our financial statements and related notes.

TRANSACTION SUMMARY
Transaction with Dutchess Private Equities Fund, Ltd.
          On April 27, 2007, we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. to provide us with an equity line of credit. Pursuant to the Investment Agreement, Dutchess is contractually obligated to purchase up to $10,000,000 of the Company’s common stock over the course of thirty-six (36) months, however, such purchases of our shares are contingent upon a registration statement covering such shares being declared effective. The amount that the Company will be entitled to request from each of the purchase “puts,” shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S. market only), multiplied by the average of the three (3) daily closing prices immediately preceding the put date. The average daily trading volume shall be computed using the ten (10) trading days prior to the put date. The purchase price for the common stock identified in the put notice shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period is equal to the period beginning on the put notice date and ending on and including the date that is five (5) trading days after such put notice date. There are put restrictions applied on days between the put date and the Closing Date with respect to each put. During this time, the Company will not be entitled to deliver another put notice.
          We are required to reserve the right, but not the obligation, to withdraw that portion of the put that is below a minimum acceptable price, as defined in the Investment Agreement, by submitting to the investor, in writing, a notice to cancel that portion of the put. Any shares above the minimum acceptable price due to the Investor shall be carried out by the Company under the terms of the Investment Agreement. The minimum acceptable price is defined as seventy-five percent (75%) of the lowest closing bid price of the common stock for the three (3) trading days prior to the applicable put date.
          In connection with the Investment Agreement, we entered into a Registration Rights Agreement with Dutchess. Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

SUMMARY HISTORICAL FINANCIAL DATA
          Our summary historical financial data is presented in the following table to aid you in your analysis of a potential investment in our common stock. You should read this data in conjunction with the section entitled Plan of Operations, our financial statements and the related notes to those financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the three months ended December 31, 2007 and 2006 (unaudited), and the fiscal years ended September 30, 2007 and 2006 (audited) are derived from our financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the fiscal year ended September 30, 2005 (audited) are derived from our financial statements included in our annual report on Form 10-KSB for such period filed with the Securities and Exchange Commission.

	(Unaudited)	(Unaudited)
	Three Months	Three Months	Fiscal Year	Fiscal Year	Fiscal Year
	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	September 30,	September 30,	September 30,
	2007	2006	2007	2006	2005
Statement of Operations Data:
Revenue	$14	$5	$59	$3,551	$0
Cost of sales	2	1	9	2,056	0
General and administration expense	428,480	436,843	2,232,251	1,109,835	1,878,028
Research and development costs	—	254	254	38,868	257,744
Loss from operations	428,468	437,093	(2,232,455)	(1,147,208)	(2,135,772)

Other Income (Expenses):
Total other income (expenses)	(12,178)	(23,229)	(81,117)	(108,870)	(30,833)

Net loss	(440,646)	(460,322)	(2,313,572)	(1,256,078)	(2,166,605)

Shares used in computing basic and diluted loss per common share	14,672,762	9,449,807	12,706,514	8,986,207	8,900,178
Basic and diluted loss per common share	$(0.03)	$(0.05)	$(0.18)	$(0.14)	$(0.24)

	(Unaudited)
	December 31,
	2007	September 30, 2007	September 30, 2006
Balance Sheet Data:
Cash and cash equivalents	19,150	21,162	42,387
Working capital	(1,892,125)	(1,562,180)	(1,036,250)
Total assets	346,942	303,584	361,408
Total liabilities and minority interest	2,107,357	1,728,824	1,709,399
Common stock	15,490	15,240	9,990
Additional paid-in-capital	7,845,525	7,740,304	5,457,466
Accumulated deficit	(9,568,890)	(9,128,244)	(6,814,672)
Stockholders’ deficit	(1,760,415)	(1,425,240)	(1,347,991)

RISK FACTORS
          You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of our common stock would decline and you may lose all or part of your investment.
Risks Related to Our Business
Our limited operating history makes it difficult for you to evaluate our business and prospects.
          We incorporated in January 2003 and are still in the early stages of development of our core business. Accordingly, we have only a limited operating history upon which you can evaluate our business. The revenue and income potential of our products and business are unproven. You should consider our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business in a highly competitive market, many of which may be beyond our control. If we fail to address these risks, uncertainties, expenses, delays and difficulties, the value of your investment will decline.
We have a history of losses, we expect losses to continue and we might not achieve or maintain profitability.
          We have incurred net losses of $9,568,890 for the period from January 29, 2003 (inception) to December 31, 2007. Moreover, we expect to incur significant operating expenses for the foreseeable future. We will need to generate significant revenues to achieve and maintain profitability. We believe that generating revenues will depend in large part on our ability to:
•	raise additional capital to fund our working capital needs;

•	deploy our products and their applications;

•	generate significant revenue from the sale of our products and product applications and licensing of related products and services;

•	establish and maintain broad market acceptance for our products and then increase our market share based upon the timing, strength and success of our sales efforts and our ability to enter into strategic and commercial alliances;

•	convert the acceptance for our products and services into direct and indirect sources of revenue;

•	develop effective marketing and other promotional activities to penetrate our target customer base;

•	develop and maintain strategic and commercial relationships that balance our current and long-term ability to capitalize on our technology and solutions approach;

•	generate and sustain substantial revenue growth while maintaining reasonable expense levels; and

•	timely and successfully develop new products, product features and services and increase the functionality and features of existing products.
          If our revenues grow more slowly than anticipated or if operating expenses increase more than expected, or are not reduced sufficiently, we may never achieve profitability. Even if we do achieve profitability, we cannot be certain that we will be able to sustain or increase that profitability on a quarterly or annual basis.

Our operating results are likely to fluctuate significantly, which may cause our stock price to fluctuate.
          As a result of our relatively limited operating history and the rapidly changing and uncertain nature of the markets in which we intend to compete, our quarterly and annual revenues and operating results are likely to fluctuate from period to period, and period to period comparisons of our results of operations are not likely to be meaningful. Fluctuations in our operating results will likely increase the volatility of our stock price.
          Factors that are likely to cause our results to fluctuate include the following:
•	the announcement and timely introduction of new products by us and our competitors;

•	the timing and availability of electronic devices upon which our product may operate;

•	market acceptance of existing and future versions of our products and the devices upon which they operate;

•	fluctuations in the licensing fees we may pay for certain intellectual properties;

•	the price of products that both we and our competitors offer;

•	the amount and timing of our operating costs; and

•	the mix of products that we offer.
Our independent auditor’s report regarding our ability to continue as a going concern could have a material adverse effect on our business and financial condition.
          Our independent auditors issued a report on our September 30, 2007 financial statements concerning our ability to continue as a going concern. This report could have a material adverse effect on our business and financial condition. For example, among other things, as a result of concerns regarding our financial viability, prospective and existing customers may not desire to enter into strategic business arrangements with us and may not wish to continue existing relationships, thus making it difficult for us to increase or maintain our revenues. Additionally, the independent contractors we hire may demand security deposits or accelerated payment terms as a condition to providing services to us, thus increasing our costs of operations. If any of these events or similar events occur, it may have a material adverse effect on our business and financial condition.
The costs of developing and marketing products for new interactive entertainment hardware platforms may be substantial and may materially adversely affect our financial condition and results of operations.
          Our hardware platform and related operating systems must be compatible with the existing hardware platforms and operating systems in order for our online league to work. The costs associated with developing this compatibility may be greater than anticipated, which may materially adversely affect our financial condition and results of operations. Additionally, during periods of new technology introductions, forecasting our revenues and earnings is likely to be more difficult than in more stable product markets. Accordingly, we may not have the resources to afford such costs or, if we do, we may not be able to generate sufficient offsetting revenues.
If we are unable to obtain substantial additional financing we may not be able to remain in business.
          We require substantial working capital to fund and sustain our business operations. Our current resources, together with any proceeds we may receive from the Dutchess Investment Agreement described in this prospectus, may not be sufficient to fund our working capital needs and capital expenditure requirements. If adequate funds are not available or are not available on terms that are acceptable to us, we may be unable to develop further or enhance our products and services, take advantage of future opportunities, respond to competitive pressures or continue in business. A material shortage of capital may require us to take drastic steps such as reducing our level of operations, disposing of selected assets or seeking an acquisition partner. In such cases, our business, operating results and financial condition could be harmed.
Obtaining additional capital to fund our operations and finance our growth could impair the value of your investment.
          Our primary source of funding for our operations has come from the issuance of shares of our common stock in private placements to investors. As of the date of this report, we have 50,000,000 shares of common stock authorized for issuance, of which 15,489,704 are issued and 14,895,588 are outstanding, 6,077,500 are reserved for issuance of shares underlying warrants and 2,000,000 shares are reserved for issuance under our stock option plan, of which options to purchase an aggregate of 150,000 shares have been granted as of the date of this prospectus. To the extent we are successful in our capital raising efforts, existing shareholders will almost certainly experience dilution of their percentage ownership interests in Teknik and the new equity securities may have rights, preferences or privileges senior to those of existing holders of shares of our common stock. In any event, future issuances of additional shares of our common stock or other equity interests will dilute the proportional ownership interests of existing shareholders. If we raise additional funds by issuing debt, we may be subject to limitations on our operations. If we fail to raise capital when needed, our business will be negatively affected.
We may not successfully develop new products and services, which could harm our operating results.
          The growth and success of our business depends on our ability to develop additional products and services. Due to the complexity of these products, internal quality assurance testing and testing of pre-commercial releases by licensors may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of products or product upgrades. In addition, the reallocation of resources associated with any postponement could cause delays in the development and release of future enhancements to our currently available software. No assurances can be provided that we will be able to successfully complete the development of products or product enhancements in a timely and efficient manner or that when such products are completed, they will achieve market acceptance. Any such failure or delay could harm our operating results.
If our hardware interfaces contain defects, we could lose customers and revenue.
          Our hardware must be able to connect to all existing platform devices in order to achieve market acceptance. The steps we take to ensure that our interfaces function as designed and that such technology is free of errors or defects, particularly when first introduced or when new versions or enhancements are released, may not be successful. Additionally, errors in our products may be caused by defects in third-party hardware associated with our products. We cannot guarantee that current or enhanced versions of our products will be free of significant software defects or bugs. Errors, defects or other performance problems with our products could result in lost revenue or delay in market acceptance of our products, could seriously harm our credibility and materially affect the market acceptance and sales of our products and could result in potential product liability claims. The occurrence of these types of problems could materially adversely affect our business, results of operations and financial condition.
Other parties may assert claims against us that we are infringing upon their intellectual property rights and we may be required to indemnify hardware manufacturers from certain claims.
          Our industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation. We cannot be certain that our products do not infringe upon the intellectual property rights of others. If our products violate third-party proprietary rights, we cannot assure you that we would be able to obtain licenses to continue offering such products on commercially reasonable terms, or at all. In addition, our business requires that we indemnify hardware manufacturers with respect to all loss, liability and expense resulting from any claim against them involving the development, marketing, sale or use of our products. As a result, we bear the risk that the properties upon which our software titles are based, or that the information and technology licensed from the hardware manufacturer and incorporated in our software, may infringe the rights of third parties. Any claims against us or the parties we indemnify relating to the infringement of third-party proprietary rights, even if not meritorious, could severely harm our financial condition and ability to compete.

          We cannot assure you that we would prevail in any such litigation. If this litigation resulted in an adverse ruling, we could be required to:
•	pay substantial damages;

•	cease the manufacture, use or sale of infringing products;

•	discontinue the use of certain technology; or

•	obtain a license under the intellectual property rights of the third party claiming infringement, which license may not be available on reasonable terms, or at all.
If we become subject to product liability claims, they could be time consuming and costly to defend.
          Since our customers use our software in connection with hardware devices they rely on, errors, defects or other performance problems could result in financial or other damages to our customers. They could seek damages for losses from us, which, if successful, could have a material adverse effect on our business, operating results or financial condition. Additionally, our license agreements typically contain provisions designed to limit the exposure of the manufacturers of hardware devices to product liability claims. We have not experienced any product liability claims to date. However, a product liability claim brought against us, even if not successful, could be time consuming and costly to defend and could harm our reputation.
The success of our business will greatly depend on our ability to develop and enter into strategic relationships with manufacturers and content providers.
          We will need to enter into agreements with device manufacturers and content providers in order to generate any significant revenues from our technology and product applications. If we are unable to establish a sufficient number of strategic relationships and enter into contractual arrangements on terms commercially favorable to us, our business, revenue, and prospects are likely to be adversely affected.
The success of our business will greatly depend on our ability to enter into intellectual property licenses from others and our failure to obtain or maintain these licenses could seriously harm our business.
          Our business is the development of products based on licensed intellectual property in the entertainment and sports fields. We will rely on technologies and intellectual property that we license or acquire from third parties. We expect that we will enter into future licenses for name-brand intellectual property and for technology that will be integrated with our internally-developed software and used to enhance the value of our products. It is possible that those from whom we obtain licenses will choose not to renew any given license at the end of its term for competitive or other reasons. Additionally, some entities from which we acquire licenses may, themselves, have licensed such intellectual property and may have their licenses terminated. If we fail to maintain or renew our licenses in the future, we would be required to license substitute intellectual property, which could be less desirable and could be costly in terms of cash and other resources, or forego the development of a product altogether. In the alternative, we could develop our own software, which would take considerable time, resources and expense, and would divert our engineers’ attention from product innovations. No assurances can be provided that we will be able to successfully obtain desirable intellectual property licenses or maintain them thereafter, and our failure to do so could materially harm our business.

If we cannot retain our executive management team and attract and retain additional key personnel, our business will be harmed.
          Our business relies to a significant extent on the contributions and industry experience of our executive management team. If we fail to retain the services of our executive management team, our ability to secure additional licenses and develop and sell new products would be significantly impaired. In addition, our future success will also depend upon our ability to attract, motivate and retain highly qualified employees and third-party contractors, particularly software design and development personnel and outside sales representatives. Competition for highly skilled employees is intense and we may not be successful in attracting and retaining such personnel.
Our success depends on our ability to effectively manage our growth.
          We plan to expand our operations in the future. Our growth may place a significant strain on our management and operational systems and resources. We anticipate that as our business grows, we will have to improve and enhance our overall financial and managerial controls, reporting systems and procedures. We will also need to continue to expand, train and manage our workforce. Additionally, we will be required to increase the capacity of our current systems to meet additional demands. An inability to manage our growth and meet these additional demands will impair the success of our business.
If we begin competing in international markets we will become subject to additional business risks.
          We may decide to begin international operations, which would necessitate entering into relationships with foreign business partners. Such relationships entail risks, including difficulty in managing international operations due to distance, language and cultural differences, and an inability to successfully market and operate services in foreign markets. There are also risks inherent in doing business on an international level, including unexpected changes in regulatory requirements, trade barriers, difficulties in staffing and managing foreign operations, fluctuations in currency exchange rates, longer payment cycles in general, problems in collecting accounts receivable, difficulty in enforcing contracts, political and economic instability, and potentially adverse tax consequences.
Risks Related To Our Industry
The markets in which we operate are characterized by rapid technological changes. If we are unable to continually improve our technologies and introduce new products that achieve market acceptance, our ability to compete effectively will be harmed.
          Consumer preferences for interactive entertainment software products are continually changing and are difficult to predict. Even the most successful titles remain popular for only limited periods of time, often less than six months. Additionally, because the interactive entertainment industry is also characterized by rapid technological change, we must continually anticipate these changes and adapt our offerings to emerging hardware platforms and evolving consumer preferences. The introduction of new hardware platforms and technologies can also render existing titles obsolete and unmarketable. Further, it is difficult to ensure that our schedule for releasing new titles will coincide with the release of the corresponding hardware platforms.
Competition within the markets in which we operate is intense and poses an ongoing threat to the success of our business.
          The interactive entertainment industry is intensely competitive. Many of our competitors have greater name recognition among consumers and licensors of entertainment properties, broader product lines and greater financial, marketing and other resources than us. Accordingly, these competitors may be able to market their products more effectively, make larger offers or guarantees in connection with the acquisition of licensed entertainment properties, adopt more aggressive pricing policies or pay more to third-party developers than we can.

Any significant downturn in general economic conditions which result in a reduction in discretionary spending could reduce demand for our products and harm our business.
          Revenues in the interactive entertainment and wireless communications applications markets are driven by a retail customer’s ability and desire to spend disposable income on the purchase of software titles and mobile applications from our strategic partners. Any significant downturn in general economic conditions that results in a reduction of discretionary spending could result in a reduction in demand for our products and could harm our business. Such industry downturns have been, and may continue to be, characterized by diminished product demand and erosion of average selling prices. A continued economic downturn or recession would have a significant adverse effect on our operating results in future periods.
Government regulations could harm our business.
          Legislation is periodically introduced at the state and federal levels in the United States and in foreign countries to establish a system for providing consumers with rating information about graphic violence and sexually explicit material contained in interactive entertainment software products. Under such a system, interactive entertainment software publishers are expected to communicate these ratings to consumers through appropriate package labeling and through advertising and marketing presentations consistent with each product’s rating. Many foreign countries have laws that permit governmental entities to censor the content of products, including interactive entertainment software. In some instances, we may be required to modify our products to comply with the requirement of such governmental entities, which could delay the release of those products in such countries. These delays could harm our business.
Risks Related To This Offering
Dutchess Private Equities Fund, Ltd. will pay less that the then-prevailing market price of our common stock which could cause the price of our common stock to decline.
          Our common stock to be issued under the Investment Agreement will be purchased at a 6% discount to the lowest closing bid price during the five trading days immediately following our notice to Dutchess Private Equities Fund, Ltd. of our election to exercise our put right. Dutchess has a financial incentive to sell our shares immediately upon receiving the shares to realize the profit between the discounted price and the market price. If Dutchess sells our shares, the price of our common stock may decrease. If our stock price decreases, Dutchess may have a further incentive to sell such shares. Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.
Our securities have limited trading market and our stock price could decline after the offering.
          Prior to this offering, there has been a limited trading market for our common stock. We cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are outside of our control, including:
•	actual or anticipated variations in quarterly operating results;

•	announcements of technological innovations, new products or services by us or our competitors;

•	the addition or loss of strategic relationships or relationships with our key customers;

•	conditions or trends in the wireless markets;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments or of significant new product developments or changes in business strategy;

•	legal, regulatory or political developments;

•	additions or departures of key personnel; and

•	general market conditions.

          The market price of our stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In addition, the stock market has experienced significant price and volume fluctuations that affected the market price for the common stock of many technology, communications and entertainment and media companies. These market fluctuations were sometimes unrelated or disproportionate to the operating performance of these companies. Any significant stock market fluctuations in the future, whether due to our actual performance or prospects or not, could result in a significant decline in the market price of our common stock.
Our officers and directors have substantial influence over our operations and can significantly influence matters requiring stockholder approval.
          We anticipate that our officers and directors together will collectively beneficially own approximately 32.6% of our outstanding common stock following the sale of the shares offered hereby. As a result, they have the ability to control all matters requiring approval by our stockholders, including the election and removal of directors, approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company that may be viewed as beneficial by other shareholders.
Future sales of our common stock may depress our stock price.
          If we or our shareholders sell substantial amounts of common stock in the public market following the effectiveness of this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities at a time and price that we deem appropriate. As of December 31, 2007, we have 14,895,588 shares of common stock outstanding. In addition, we have the ability to issue options and other stock-based awards under our Stock Option Plan to directors, officers, employees and consultants, and have reserved up to 2,000,000 shares of our common stock under such plan, 150,000 of which have been granted as of December 31, 2007. Of the shares of our common stock that have been issued, or are issuable upon exercise of options and warrants, the 12,500,000 shares that are the subject of this registration statement will be freely tradable and the remaining shares will become eligible for sale in the public market pursuant to Rule 144. Following this offering, issuances of certain shares of our common stock or other equity interests may be at, or may be exercisable for, a price that represents a discount to the market price of our common stock, thereby diluting your investment. Sales of common stock by existing shareholders in the public market, or the availability of such shares for sale, could materially and adversely affect the market price of our common stock.
We have broad discretion on the use of any proceeds we may receive as a result of any shares put under the Dutchess Investment Agreement, and the investment of these proceeds may not yield a favorable return.
          Our management has broad discretion over how any net proceeds from the exercise of the put described in this Registration Statement, and we could spend most of these proceeds in ways with which our stockholders may not agree. The proceeds may be invested in ways that do not yield favorable returns. See “Use of Proceeds” for more information about how we plan to use any such proceeds.
So-called “penny stock” rules may make it difficult for investors to sell their shares.
          Trading in our stock is subject to the so-called “penny stock” rules. Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. Investors in this offering may find it more difficult to sell their shares.
We may not have sufficient shares available to fully access the equity line with Dutchess and may need to seek additional capital to meet our working capital needs.
          We may only issue a put to Dutchess if we have registered the shares of common stock. This prospectus is registering 12,500,000 shares of common stock that we may issue pursuant to the equity line if the Registration Statement is declared effective by the Securities and Exchange Commission. On January 18, 2008, the closing price of our common stock was $0.18. Assuming we issue puts only at $0.18, we would be able to access approximately $1,750,000 of our equity line pursuant to the Investment Agreement. We currently have no intent to exercise the put right in a manner that would require us to register more shares in addition to the 12,500,000 shares we are currently registering, but if we were to exercise the put right in that manner, we would be required to file a subsequent registration statement with the Securities and Exchange Commission and for that registration statement to be deemed effective prior to the issuance of any such additional shares.
          If we can not raise sufficient funds pursuant to our Investment Agreement with Dutchess, for our capital requirements, we will need to seek additional funding which may not be available on terms acceptable to us or at all.
Existing stockholders may experience significant dilution from the sale of securities pursuant to our investment agreement with Dutchess.
          The sale of shares pursuant to our Investment Agreement with Dutchess will have a dilutive impact on our stockholders. As a result, our net income per share, if any, could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price at the time we exercise our put option, the more shares we will have to issue to Dutchess to draw down on the full equity line with Dutchess. If our stock price decreases, then our existing stockholders would experience greater dilution.
          Further, successive issuances of shares of our common stock to Dutchess could have the affect of depressing, or placing downward pressure on, the per share price of our common stock, which in turn would result in an increasing number of shares that are issuable to Dutchess with each succeeding put. The latter result could in turn further depress the per share price of our common stock. Notwithstanding this increasingly dilutive affect, Dutchess will continue to have the right to purchase our shares at a discount to the lowest closing price during the applicable pricing period and will therefore remain in a position to profit from these transactions. Since this effect will increase as successive puts are consummated, investors in our shares will be subject to a potentially increasing diminution of value in their holdings. For a discussion of the dollar value of this dilution, based on a recent stock price, please see “Dilution” at page 15 of this prospectus.
Dutchess will pay less than the then-prevailing market price of our common stock, which may cause our stock price to decline.
          The common stock to be issued under our agreement with Dutchess will be purchased at a 6% discount to the lowest closing best bid price of our common stock during the five trading days after our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our common stock to decline and you may not be able to sell our stock for more than you paid for it.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus contains forward-looking statements. These statements may be found throughout this prospectus, particularly under the headings “Prospectus Summary,” “Risk Factors,” “Plan of Operation,” and “Business,” among others. When used in this prospectus, the words “anticipate,” “should,” “may,” “believe,” “estimate,” “will,” “plan,” “intend” and “expect” and similar expressions identify forward-looking statements. Although we believe that our plans, intensions and expectations reflected in those forward-looking statements are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading “Risk factors.” Our actual results could differ materially from those predicted in these forward-looking statements, and the events anticipated in the forward-looking statements may not actually occur. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Other than as required by federal securities law, we are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
USE OF PROCEEDS
          The parties identified under “Selling Securityholders” are offering all of the shares of common stock to be sold pursuant to this prospectus. We will not receive any of the proceeds from the offer and sale of the shares of common stock by the selling shareholder. We will receive proceeds from our Investment Agreement with Dutchess Private Equities Fund, Ltd.
          Although we have no specific plans currently, we expect to use substantially all of the net proceeds for general corporate purposes. Our management will retain broad discretion in the allocation of the net proceeds. Pending such uses, the net proceeds to be received by us from the exercise of warrants will be invested in investment-grade, short-term, interest-bearing investments.

DILUTION
          Our net tangible book value as of December 31, 2007 was ($1,787,237), or $(0.12) per share of common stock. Our net tangible book value per share represents our total tangible assets less total liabilities, divided by the total number of common stock shares outstanding at such date. The dilution in net tangible book value per share represents the difference between the assumed initial offering price paid by investors in the offering and the net tangible book value per share of our common stock immediately following the offering. For the purposes above, the assumed initial offering price is $0.17 per share, which is the closing price as of December 31, 2007 of $0.18 (discounted at 6%), and is the price utilized in arriving at the net tangible book value as of December 31, 2007, immediately following the offering.
          After giving effect to the sale of common stock, our pro forma net tangible book value as of December 31, 2007 would have been $216,763, or $0.01 per share of common stock. This amount represents an immediate increase in net tangible book value of $0.13 per share to our existing shareholders, and an immediate dilution in net tangible book value of ($0.16) per share to new investors purchasing shares in the offering.
          Assuming all 12,500,000 of our shares covered by this prospectus are sold, and based upon an offering price of $0.17 per share, including a discount of 6%, the following table illustrates the dilution in net tangible book value per share to new investors:
The following table illustrates the diliution in net tangible book value per share to new investors.

Offering price per share		$0.17
Net tangible book value as of December 31, 2007	$(0.12)
Increase per share resulting from the offering	$0.13

Pro forma net tangible book value after the offering price*		$0.01
Dilution per share to new investors in the offering		$0.16
Dilution as a percentage of the offering price		94.1%

*	Assumes funds raised are presented as equity under an effective registration statement.
          See the risk factor entitled “Existing stockholders may experience significant dilution from the sale of securities pursuant to our investment agreement with Dutchess” at page 13 for a discussion of the substantial dilution that could result if our per share stock price decreases.
          In the future we may issue additional shares, options and warrants, and we may grant additional stock options to our employees, officers, directors and consultants under our stock option plan, all of which may dilute our net tangible book value.

SELLING SECURITYHOLDERS
          We agreed to register for resale shares of common stock by the selling securityholder listed below. The selling securityholder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling securityholder and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling securityholder in connection with the sale of such shares. Purchases of our common stock by the selling securityholder will be at a discount of 6% to the lowest closing price during the pricing period.
          The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling securityholder named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling securityholder and we have not independently verified this information. The selling securityholder is not making any representation that any shares covered by the prospectus will be offered for sale. The selling securityholder may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.
          Neither the selling securityholder nor its associates or affiliates has held any positions or office with us. Except as indicated below, the selling stockholder is not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. The selling stockholder is not a registered broker-dealer or an affiliate of a broker-dealer.
          For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.
          As explained below under “Plan of Distribution,” we have agreed with the selling securityholder to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

	Beneficial Ownership		Number of Shares to	Beneficial Ownership
Name/Address of Shareholder	Before This Offering(1)		be Offered	After This Offering
	Shares	Percent		Shares	Percent
Dutchess Private Equities Fund, Ltd.(1)(2)	12,500,000	45.6%	12,500,000	- 0 -	- 0 -%
TOTAL:			12,500,000

(1)	The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Dutchess Equity Line.

(2)	Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC, which is the general partner to Dutchess Private Equities Fund, Ltd.
          Other than the information set forth under the caption “Certain Relationships and Related Transactions,” the selling shareholders have not held any positions or offices or had material relationships with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock, and no selling shareholder is a registered broker-dealer or an affiliate of a registered broker-dealer. Based on information provided to us by the selling shareholders, none of the selling shareholders had, at the time of the acquisition of the above- referenced securities, any agreement, understanding or arrangement with any other persons, either directly or indirectly, to dispose of such securities. We may amend or supplement this prospectus, from time to time to update the disclosure.
Transaction with Dutchess Private Equities Fund, Ltd.
          On April 27, 2007 we entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. to provide us with an equity line of credit. Pursuant to this Investment Agreement, upon effectiveness of this registration statement, Dutchess is contractually obligated to purchase up to $10,000,000 of the Company’s common stock over the course of 36 months, after a registration statement has been declared effective. The amount that the Company shall be entitled to request from each of the purchase “puts,” shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S. market only), multiplied by the average of the three (3) daily closing prices immediately preceding the put date. The average daily volume shall be computed using the ten (10) trading days prior to the put date. The purchase price for the common stock identified in the put notice shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period is equal to the period beginning on the put notice date and ending on and including the date that is five (5) trading days after such put notice date. There are put restrictions applied on days between the put date and the Closing Date with respect to that put. During this time, the Company shall not be entitled to deliver another put notice.
          The Company shall reserve the right, but not the obligation, to withdraw that portion of the put that is below a minimum acceptable price, as defined in the Investment Agreement, by submitting to the Investor, in writing, a notice to cancel that portion of the put. Any shares above the minimum acceptable price due to the Investor shall be carried out by the Company under the terms of such Agreement. The minimum acceptable price is defined as seventy-five percent (75%) of the lowest closing bid price of the common stock for the ten (10) trading days prior to the put date. The implications of the minimum acceptable price threshold is that the Company may not withdraw its put if the lowest closing bid price of the common stock is above seventy-five percent (75%) of such price, even if the Company does not wish to sell at such price.
          In the event the Company fails to timely deliver shares issuable pursuant to a put notice, i.e., not later than five (5) trading days following the put notice date, the Company will be obligated to make late payments to Dutchess based on a schedule set forth in section 2.6 of the Investment Agreement. For example, if the Company is five (5) days late in delivering $1,000,000 of common stock, the Company would have to pay Dutchess a $50,000 late fee.
          In the event the Company’s common stock becomes listed on the National Securities Exchange, such as the New York Stock Exchange, or listed on the Nasdaq Stock Market, the number of shares of common stock issuable by the Company, and purchasable by Dutchess, will be limited to that number of shares that may be issued without shareholder approval — generally the issuance of shares equal to or in excess of twenty percent (20%) of a company’s outstanding capital stock requires shareholder approval. As of February 7, 2008, we had 14,895,588 shares of common stock outstanding. Accordingly, if our shares were listed on the Nasdaq-NMS, we would have to obtain shareholder approval before issuing 2,979,118 or more shares of our common stock pursuant to any put notice. Obtaining such approval is costly and time-consuming and there can be no assurance that our shareholders would vote to approve such action.
          If, by the third business day after the closing date of a put, the Company fails to deliver any portion of the shares subject to the put and Dutchess purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to Dutchess by the Company, then the Company will be obligated to pay Dutchess, in addition to the amounts described above, and not in lieu thereof, the Open Market Adjustment Amount (as defined below). The “Open Market Adjustment Amount” is the amount equal to the excess, if any, of (x) the Investor’s total purchase price (including brokerage commissions, if any) for the Open Market Share Purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the Investor from the sale of the Put Shares Due. The Company shall pay the Open Market Adjustment Amount to the Investor in immediately available funds within five (5) business days of written demand by the Investor. By way of illustration and not in limitation of the foregoing, if the

Investor purchases shares of common stock having a total purchase price (including brokerage commissions) of $11,000 to cover an Open Market Purchase with respect to shares of common stock it sold for net proceeds of $10,000, the Open Market Purchase Adjustment Amount which the Company will be required to pay to the Investor will be $1,000.
          Under the terms of the Investment Agreement, Dutchess will not be required to purchase that number of shares, which when added to the sum of the number of shares of our common stock beneficially owned by Dutchess, would exceed 4.99% of the number of shares of our common stock outstanding on any closing dates. At February 7, 2008, the Company had outstanding 14,895,588 shares of common stock, which means that Dutchess would not be required to purchase in excess of 743,289 shares of our common stock, assuming at the time of such purchase Dutchess did not currently hold any shares of our common stock.
          Dutchess’ obligation to purchase shares of common stock at any closing is subject to the following conditions:
•	a Registration Statement shall have been declared effective and shall remain effective and available for the resale of all the Registrable Securities (as defined in the Registration Rights Agreement) at all times until the closing with respect to the subject put notice;

•	at all times during the period beginning on the related put notice date and ending on and including the related closing date, our common stock shall have been listed and shall not have been suspended from trading for a period of two (2) consecutive trading days during the applicable period and we shall not have been notified of any pending or threatened proceeding or other action to suspend the trading of our common stock;

•	the Company has complied with its obligations and is otherwise not in breach of or in default under, the Investment Agreement, the Registration Rights Agreement or any other agreement executed in connection therewith which has not been cured prior to delivery of the applicable put notice date;

•	no injunction shall have been issued and remain in force, or action commenced by a governmental authority which has not been stayed or abandoned, prohibiting the purchase or the issuance of the securities; and

•	the issuance of the securities will not violate any shareholder approval requirements of the market on which the securities are listed or quoted, as the case may be.
          Under the terms of the Investment Agreement, the Company is required to cause its officers, directors, and affiliates or other related parties under its control to refrain from selling shares of our common stock during each pricing period.
          Further, the Company has agreed not to, and to cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement, any agreement, transaction, commitment or arrangement with any of its or any subsidiary’s officers, directors, persons who were officers or directors at any time during the previous two (2) years, shareholders who beneficially own 5% or more of the common stock, or affiliates or with any individual related by blood, marriage or adoption to any such individual or with any entity in which any such entity or individual owns a 5% or more beneficial interest (each a “Related Party”), except for (I) customary employment arrangements and benefit programs on reasonable terms, (II) any agreement, transaction, commitment or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a disinterested third party other than such Related Party, or (III) any agreement, transaction, commitment or arrangement which is approved by a majority of the disinterested directors of the Company.
          In connection with the Agreement, we entered into a Registration Rights Agreement with Dutchess. Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

PLAN OF DISTRIBUTION
          The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:
•	on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;

•	in privately-negotiated transactions;

•	through the writing of options on the shares; or

•	any combination thereof.
          The sale price to the public may be:
•	the market price prevailing at the time of sale;

•	a price related to such prevailing market price;

•	at negotiated prices; or

•	such other price as the selling stockholders determine from time to time.
The shares may also be sold pursuant to Regulation S. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
          The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.
          The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.
          The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.
          We have informed the selling stockholders that Regulation M promulgated under the Securities Exchange Act of 1934 may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a specified period of time before and after completion of its participation in the distribution.
          During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.
          We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under- the Agreement. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M. In addition to the limitations set forth in Regulation M, in section 3(c) of the Investment Agreement Dutchess has agreed not to sell our common stock short, either directly or indirectly through its affiliates, principals or advisors.
          Our common shares are subject to the “penny stock” rules that impose additional sales practice requirements because our common shares are below $5.00 per share. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of the common shares and must have received the purchaser’s written consent to the transaction prior to the purchase. The “penny stock” rules also require the delivery, prior to the transaction, of a risk disclosure document mandated by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer must also disclose:
•	the commission payable to both the broker-dealer and the registered representative,

•	current quotations for the securities, and

•	if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market.
          Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.
          These rules apply to sales by broker-dealers to persons other than established customers and accredited investors, generally defined as those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse, unless our common shares trade above $5.00 per share. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common shares, and may affect the ability to sell the common shares in the secondary market as well as the price at which such sales can be made. Also, some brokerage firms will decide not to effect transactions in “penny stocks” and it is unlikely that any bank or financial institution will accept “penny stock” as collateral.
          The selling shareholders and any broker-dealers or agents that are involved in selling the shares are considered “underwriters” within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.
          Because selling shareholders are deemed an “underwriter” within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements.

          We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholder, and the officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against liabilities, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.
          Dutchess intends to immediately sell the securities received in connection with the equity line.
          We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.
          We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $111,000.

PLAN OF OPERATIONS
          The following plan of operations should be read in conjunction with “Summary Historical Financial Data” and the financial statements and related notes to those statements included elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in the forward-looking statements.
Summary Plan of Operations
          As of the date of this report, we require approximately $140,000 to $150,000 per month to fund our recurring operations. This amount may increase as we expand our development efforts to include additional product offerings. Our cash needs are primarily attributable to funding the Teknik-Powergrid JV, LLC, insurance costs, payroll related expenses, as well as professional fees associated with being a public company. As of the date of this report, we have funded our working capital requirements from equity offerings and past borrowings under our revolving line of credit, which has been converted to a term note as of March 1, 2006, and subsequently converted to equity securities. We recently obtained a $2,000,000 line of credit and have a commitment for a $10,000,000 equity line of credit agreement with an investor. We believe that this will be sufficient for us to fund our recurring operations.
          We currently anticipate that if our capital requirements increase and we are, therefore, required to raise additional capital, we will raise such additional funds through the sale of equity or debt securities and from the exercise of outstanding warrants. The amount of funds raised, if any, will determine what additional projects we will be able to undertake. No assurance can be given that we will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to us. In addition, no assurance can be given that our outstanding warrants will be exercised, if ever, at a time when we may need such funds for our operations.
          Over the next 12 months we intend to continue to devote our research and development resources to the development of our physically interactive gaming project.
Revenue
          During each of the three months ended December 31, 2007 and fiscal year ended September 30, 2007, we generated a small amount of revenue related to our mobile phone game applications. Our business model contemplates that we will derive revenue from one-time fees charged in connection with the initial sale of our products and monthly subscriptions. We anticipate generating minimal revenue from the sale of applications for mobile phones, personal computers and console game systems and the majority, if not all, of our revenues will be generated from our physically interactive gaming products.
Expenses
          We intend to focus our resources on the joint venture created with Powergrid Fitness to develop the Power Gaming League and distribute the exclusively-licensed Exerstation™ physically interactive video game controller.
          We will incur operational costs associated with customer support and maintaining our web presence. In the future, we believe a majority of the customer support for our online products will be handled via online via chat messaging or e-mail. Some expense may be incurred in the future to offer customer service via phone, but we do not expect this will be a requirement for our core market. We intend to maintain our website and application servers in a professional hosting environment. The expenses incurred to maintain a professional web presence consist of hosting space, including security, redundant power supply, and fire suppression, as well as access to redundant broadband networks, personnel to conduct preventive and emergency site maintenance, and backup/disaster recovery systems.
          Sales and marketing expenses will consist primarily of salaries and related expenses for our direct sales force and marketing personnel, commissions to independent sales staff, marketing programs and advertising campaigns. Management intends to use its experience and connections within the software industry to promote and market the Company’s products. We expect our sales and marketing expenses will increase materially when operations increase and we expand our product offerings and launch an international presence.
          General and administrative expenses consist primarily of salaries and related expenses for finance and other administrative personnel, facilities, occupancy charges and professional fees.
          We have incurred significant expenses from inception through December 31, 2007, which are primarily attributable to charges incurred during our development stage. Since our inception, we have incurred a net loss of ($9,568,890). Approximately $6,006,000 of expenses have been attributable to non-cash charges taken since inception related to stock issuances for compensation, consulting and stock and warrants issued in relation to software development costs, financing, as well as a legal settlement.
Comparisons of the three months ended December 31, 2007 and 2006
          Our general and administrative expenses decreased approximately 1.9% from $436,843 for the three months ended December 31, 2006 to $428,480 for the three months ended December 31, 2007. The decrease is primarily attributable less management fees paid to Powergrid Fitness, Inc. during the three months ended December 31, 2007. The decrease is slightly offset by an increase in salary and administrative costs as well as non-cash expenses incurred in connection with stock and warrants issued for compensation during the three months ended December 31, 2007. Research and development costs decreased 100% from $254 for the three months ended December 31, 2006 to $0 for the three months ended December 31, 2007. This decrease is attributable to the discontinuation of our mobile applications software development.
Comparisons of the Fiscal Year Ended September 30, 2007 and 2006
          During the year ended September 30, 2007, the Company generated a small amount of revenues related to the mobile phone products. Revenues decreased from $3,551 for the fiscal year ended September 30, 2006 to $59 for the fiscal year ended September 30, 2007. The decrease is due to our focus on developing the physically interactive gaming products during the year ended September 30, 2007.
          Our general and administrative expenses increased approximately 101.1% from $1,109,835 for the fiscal year ended September 30, 2006 to $2,232,251 for the fiscal year ended September 30, 2007. The increase was primarily due to an increase in non-cash expenses related to stock issued for conversion of a related party note, as well as expense related to stock warrants issued for compensation during the fiscal year ended September 30, 2007. Research and development costs decreased approximately 99.3% from $38,868 for the fiscal year ended September 30, 2006 to $254 for the fiscal year ended September 30, 2007. This decrease is attributable to the discontinuation of our mobile applications software development.
Liquidity and Capital Resources
          Our primary sources of liquidity are proceeds from past borrowings under our revolving line of credit and, to a lesser extent, proceeds from the sale of equity securities. On March 1, 2006, our line of credit was terminated and the outstanding balance on the line of credit was converted to a term note, which bears interest at the rate of 7% per annum with principal and interest due on March 1, 2007. On February 5, 2007, the Company issued 5,000,000 shares of common stock in satisfaction of $900,000 of the note and extended the due date of the remaining balance on the note payable to March 1, 2008. The note is held by a related party, CodeFire Acquisition Corp., or CAC, which holds 40.3% of our issued and outstanding common stock. As of December 31, 2007 and September 30, 2007, we had an outstanding balance on the note of $21,479 and $45,917, respectively.
          As of December 31, 2007 and September 30, 2007, there was interest accrued on the note of $104 and $223, respectively.
          On April 17, 2007 the Company entered into a new revolving line of credit agreement with Silicon Valley Bank that will allow the Company to borrow up to $2,000,000. Under the terms of the agreement, the Company is required to file a registration statement within 120 days of the effective date of the agreement. The Company filed the original registration statement on June 20, 2007. As of the date of this report, the registration is not effective. Interest will accrue on the principal amount outstanding under the revolving line at a floating per annum rate equal to the sum of two percent (2.00%) plus the prime rate in effect from time to time, until the Company has filed the registration statement and the registration statement is effective. Thereafter, the Company will pay interest at a rate of one percent (1.00%) plus the prime rate in effect from time to time, with interest due monthly. In addition, the Company is required to pay a fee equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the revolving line, as determined by the lender. The fee is payable quarterly, in arrears, on a calendar year basis. As of December 31, 2007 and September 30, 2007, the Company’s balance on the note payable was $1,247,913 and $825,913, respectively, and there was interest accrued on the note of 8,605 and $5,991, respectively.
          As of December 31, 2007 and September 30, 2007, we had cash and cash equivalents amounting to $19,150 and $21,162, respectively, and prepaid expenses of $73,553 and $22,965, respectively. Our liquidity needs are primarily to fund working capital requirements, including general and administration and developmental expenses. The largest use of our funds are funding the Teknik-Powergrid JV, LLC, professional fees and general and administrative expenses including salaries and related expenses.
          As of December 31, 2007, we had total current liabilities of $2,069,757 and had total current assets of $177,632, with our current liabilities exceeding our current assets by $1,892,125. As of September 30, 2007, we had total current liabilities of $1,691,224 and had total current assets of $129,044, with our current liabilities exceeding our current assets by $1,562,180.
          Management believes that its borrowing capacity under the related party note as well as financing generated through the sale of convertible debt, together with future sales of equity or debt securities, will provide the Company with its immediate financial requirements to enable it to continue as a going concern. The raising of additional capital in public or private markets will primarily be dependent upon prevailing market conditions and the demand for the Company’s products and services. No assurances can be given that the Company will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company. In the event we are unable to raise additional funds, we could be required to either substantially reduce or terminate our operations.
          If our expenses exceed our borrowing availability, we may not have sufficient cash to satisfy our liquidity needs for the upcoming twelve months. As a result of the operating losses and negative cash flows incurred since our inception in January 2003, our independent registered public accounting firm has included an explanatory paragraph in its report on our consolidated financial statements, expressing substantial doubt regarding our ability to continue as a going concern. This means that the auditor questions whether we can continue in business. Investors in our securities should carefully review the report prepared by our auditor. Our ability to continue in the normal course of business is dependent upon our access to additional capital, as discussed above, and the success of our future operations. The success of our future operations is dependent on our ability to deploy our products and applications, generate significant revenue from the sale of our products and product applications and licensing of related products and services and establish and maintain broad market acceptance for our products.
Off-Balance sheet arrangements
          We do not have any off-balance sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we have not entered into any derivative contracts nor do we have any synthetic leases.

BUSINESS
Company Overview
          Teknik Digital Arts, Inc. publishes and distributes physically interactive video game systems for play on personal computers and video game consoles, and instructional and game software for play on mobile telephones. Through our joint venture with Powergrid Fitness, Inc., we are currently developing and applying all of our resources to the first physically interactive online video game league, The Power Gaming League. We plan to continue to license highly visible consumer personalities, such as popular motion picture, television show, and sports figures, to promote the healthy aspects of our Power Gaming League.
          In August 2006, we formed a joint venture with Powergrid Fitness to develop the Power Gaming League and distribute the exclusively-licensed Exerstation™ physically interactive video game controller. The Exerstation™ was awarded the 2006 Consumer Electronics Show Electronic Gaming innovation of the year. The controller is isometric based, works with all games on personal computers, XBox, Sony Playstation 2, and Ninetendo’s GameCube. According to clinical medical trials, the video game player can burn up to 250 calories per hour and build muscle fitness utilizing the controller. The Power Gaming League and Exerstation™ distribution is scheduled to launch by the first quarter of 2008.
          We will provide the day-to-day operations and financial management for the joint venture, while the management of Powergrid Fitness will provide engineering, manufacturing, and marketing management for the joint venture. We have contracted with third party software developers to program the Power Gaming League.
          Customers will be able to join the Power Gaming League and purchase the Exerstation™ online and from retailers, such as Best Buy, Sharper Image, Target, Amazon.com and others. The league currently plans to charge customers a monthly fee of $15 to play in the league and $199 retail for the controller. All Exerstation™ equipment will be delivered by a contracted fulfillment house to individual customers and retailers. This arrangement will save the Company the overhead of operating a distribution warehouse and works well with major retailers who require independent fulfillment houses to manage distribution of this type of consumer electronic product.
          Since our inception, our aggregate loss from operations is ($9,568,890). This loss has been primarily related to research, development and general and administrative costs. As of December 31, 2007, we had two full time employees, including one in sales and marketing and one in finance and administration. We intend to hire additional employees as needed. We also retain independent contractors to provide various services, primarily in connection with our software development and sales activities. We are not subject to any collective bargaining agreements and we believe that our relationship with our employees is good.
Our Strengths
          We believe that our competitive strengths include the following:
          Multiple Platforms. We plan to provide physically interactive video game systems for the electronic game industry, which includes personal computers, Xbox, Sony Playstation, and Nintendo console systems. Having products and technical experience in these industry segments will allow us to support most games and platforms that our customers may want to use with our systems.
          Exclusive Rights To Award Winning Technology. Through our joint venture with Powergrid Fitness, we have exclusive rights to the distribution of the Exerstation™, the 2006 CES Innovation of the Year. These rights allow us to distribute this product in conjunction with our Power Gaming League, the first physically interactive video game league in the world.
          Innovative, Experienced Management and Advisory Team. Our management team is comprised of our Chief Executive Officer, John Ward, who has over 25 years of experience in financing and operating technology based companies; the Powergrid Fitness’s award-winning engineering and development team; plus our advisory team of Ray Artigue, former Vice President of Marketing for the Phoenix Suns, Dr. Craig Phelps, longtime team physician of the Phoenix Suns and provost of the A.T. Still Osteopathic Medical College, and Dr. Charles Corbin, former professor of Exercise and Wellness at Arizona State University.
Our Strategy
          Our primary growth strategies are as follows:
•	We contemplate entering into additional strategic endorsement agreements with respect to high-profile individuals and related media such as popular motion pictures, television shows, characters, and sports figures, and developing and marketing our physically interactive video game systems based on these endorsements.

•	We anticipate assuming the role of publisher or developer, as appropriate, for potential products, outsourcing development activities as we deem advisable to mitigate certain risks and manage up-front expenditures.

•	We intend to focus our marketing efforts with respect to the physically interactive video game systems that we develop to generate profit margins on equipment sold and monthly league subscription revenues.
          In addition to the numerous products that we are actively developing, we also contemplate outsourcing development activities with respect to Power Gaming League properties, when appropriate, to mitigate certain risks and manage up-front expenditures. To the extent we project that development of an application based on a property will be labor-intensive and will require significant allocations of money, we may elect to outsource certain development activities, possibly through a revenue-sharing agreement. Assuming the role of publisher in this manner will permit us to defray certain front-loaded expenses and manage the cost of our in-house development efforts.
          Technology, market demographics, and distribution channels vary materially between the mobile phone, personal computer and console game system marketplaces. We intend to tailor our marketing efforts accordingly. Major differences between platforms, network operations, and demographics of users will dictate the way we approach each project.
          We believe that the core market for physically interactive video game systems will be teenagers and young adults in school markets and the corporate wellness market. Young consumers display the characteristics that match best with our products. This group is technologically savvy, stays in close contact with peers, and plays video games. We intend to initially focus on the school market because we believe this market is where we will be able to most effectively meet the need for our physically active video gaming to help fight obesity.
Our Products
          Physically Interactive Video Gaming System. The Power Gaming League is currently being developed to form a physically interactive gaming community using the Exerstation™ video game controller. The League is being created by the Company’s joint venture with Powergrid Fitness, Inc. The league will initially operate on personal computers. The joint venture also has the exclusive rights to distribute the Exerstation™. We have had interest expressed from Best Buy, Sharper Image, Target and Amazon.com to carry the product once we demonstrate that we have sufficient manufacturing capacity.
          Pep Pad Training Systems. We plan to develop physically interactive games for personal computers and consoles such as Nintendo Gamecube, the Xbox and PlayStation game systems. In October 2004, we entered into a joint venture agreement with PEP PAD, LLC to develop, publish and market physically interactive performance enhanced video games for personal computer and console applications, based on certain proprietary software, referred to as the SDK software, licensed by PEP PAD, LLC, for performance enhancement fitness related pressure sensitive mats connected to a personal computer. Under the terms of the joint venture, PEP PAD, LLC assigned its rights in the SDK software license to the joint venture, and agreed to sell the rights under future license agreements to the joint venture on terms mutually agreeable to PEP PAD, LLC and Teknik. Under the terms of the joint venture agreement, Teknik will perform the game development, publishing, distribution and accounting functions, and will provide financing for the joint venture. As of the date of this report, we have one physically interactive video game application completed. We have no current plans to distribute this product until funding becomes available to do so. We anticipate that this will require a minimum of $250,000 to commence distribution.
          Under the terms of the joint venture agreement, we have a 50% ownership interest in the joint venture, and are to be allocated 50% of the net profits and losses attributable to video games published under the joint venture. The joint venture agreement entitled PEP PAD, LLC to convert its 50% ownership interest in the joint venture into shares of restricted common stock of the Company.
          On June 20, 2005, PEP PAD, LLC converted its interest in the joint venture into 300,000 shares of the Company’s restricted common stock valued at $2.50 per share and 250,000 stock warrants of the Company exercisable at $2.50 per share. The warrants were valued at $1.47 per share using the Black Scholes model pricing method. This transaction resulted in the Company recording $1,117,500 of compensation expense in the fiscal year ended September 30, 2005.
          Mobile Phones. We have developed several products to be played on mobile phones, including the games Fear Factor, Next Action Star and a Phil Mickelson golf game with the Dave Pelz and Rick Smith instructional segments. While these products were the initial focus of our business, we are not planning to commercially exploit these products.
          We developed Fear Factor during the fiscal year ended 2005 under a joint venture with Playentertainment. This product is based on the popular television program to which Playentertainment acquired the game rights. We developed this video game for mobile devices using the J2ME platform. We have no plans to distribute the mobile game for the discontinued television show, Next Action Star.
          In March 2004, we entered into a joint venture agreement with Playentertainment to develop and market videogames for mobile and console applications, based on licensed high-profile television, motion picture, comic book and celebrity properties. The manager of Playentertainment, L.L.P., Lawrence E. Meyers, has more than twenty years experience in the entertainment industry, and formed Playentertainment, L.L.P. in 2003 for the purpose of leveraging his contacts with broadcast and cable networks, celebrities, movie studios and other organizations to negotiate licensing agreements to develop and market videogames for mobile and console applications. Under the terms of the joint venture, Playentertainment assigned the Next Action Star and Fear Factor mobile licenses to the joint venture, and had agreed to sell the rights under future license agreements to the joint venture on terms mutually agreeable to Playentertainment. Under the terms of the joint venture agreement, we agreed to perform the game development, publishing, distribution and accounting functions, and will provide financing for the joint venture.
          Under the terms of the joint venture agreement, we have a 50% ownership interest in the joint venture, and we will be allocated 50% of the net profits and losses attributable to video games published under the Next Action Star license and 60% of the net profits and losses to video games published under all other titles. The joint venture agreement entitles Playentertainment to convert its 50% ownership interest in the joint venture into 200,000 shares of our restricted common stock during the first two years of the joint venture. As of the date of this report, Playentertainment’s conversion option has expired.
          The license for the Fear Factor game grants a five-year exclusive license, in the U.S. and English-speaking Canada, to develop and publish mobile video games for console and personal computer applications using the title, names, logos, trademarks, art work, photographs and related marks and designs associated with the “Fear Factor” television show. The license automatically renews for one additional year if a certain minimum guaranteed royalty is met. The license agreement for the Next Action Star game grants a five-year global license to develop and publish video games, for console, personal computer and wireless applications, using the name, logo, content-ideas and copyrights associated with the “Next Action Star” television show. The term of the license may be extended if we are able to meet certain royalty thresholds. However, as mentioned above, we have no plans to distribute the mobile game for the discontinued television show, Next Action Star.

          Buddy Rice car racing video game. Under a three-year license agreement with Buddy Rice Racing, Inc., we have the right to develop, publish and market a car racing video game for mobile, personal computer and console applications, featuring professional race car driver, Buddy Rice. As compensation under the agreement, Buddy Rice Racing, Inc. will receive royalties on net product sales, and may elect, during the first two years of the agreement, to convert its right to receive such royalties into 100,000 shares of restricted common stock and a three-year warrant to purchase 250,000 shares of common stock at $2.50 per share. Because this software is still under development and we have generated no revenues relating to this product, Buddy Rice Racing, Inc. does not currently have the right to elect to so convert its royalties. No development has been done on this product to date. We have put this product on hold and have no immediate plans to develop. We intend to restructure our agreement with Mr. Rice to include the Company’s physically interactive product line. The aforementioned three-year agreement expired in November 2007.
          Phil Weber basketball game product. The Company entered into a three year agreement with Phil Weber, Inc. (Weber) to perform services for the Company in connection with the promotion, marketing and advertising of a mobile interactive electronic basketball game product (with instructional-training segments incorporated therein). Under the terms of the agreement, we are obligated to compensate Weber 20% of all adjusted gross receipts from the sale of the instructional segment of the product. Weber also has a conversion option during the first two years of the agreement allowing Weber to convert all future royalties for 50,000 shares of restricted common stock and an additional 50,000 shares if a Company approved NBA player is a sponsor of the electronic basketball game. As of June 30, 2007, the Company has generated no revenue related to this product. No development has been done on this product to date. We have put this product on hold and have no immediate plans to develop it. We intend to restructure our agreement with Mr. Weber to endorse the company’s physically interactive product line. The aforementioned agreement will expire in May 2008.
          Joe Johnson mobile basketball product. The Company entered into a three year agreement with Joe Johnson (Johnson), c/o SFX Basketball Group, LLC to perform services for the Company in connection with the promotion, marketing and advertising of a mobile interactive electronic basketball game product (with instructional-training segments incorporated therein). Under the terms of the agreement, we are obligated to compensate Johnson 20% of all adjusted gross receipts from the sale of the basketball product to be shared equally with Weber. Johnson also has a conversion option during the first two years of the agreement allowing Johnson to convert all future royalties for 100,000 shares of restricted common stock. As of June 30, 2007, the Company has generated no revenue related to this product. No development has been done on this product to date. We put this product on hold and have no immediate plans to develop. We intend to restructure with Mr. Johnson to endorse the Company’s physically interactive product line. The aforementioned agreement will expire in June 2008.
Our Markets
          Personal computer and console markets. The market for games developed for the personal computer and console game systems are well established and dominated by larger developers such as Electronic Arts, Microsoft and Nintendo. Games in both market segments are increasingly being offered with the capability to become multi-player through on-line gaming.
          Personal computer game companies such as Lineage, Everquest and The Sims Online, often provide the actual mechanism for playing their games on CD-ROM and then create communities where consumers can come together to play with and against each other. Similarly, the Sony PlayStation and Microsoft Xbox game consoles have been developed to allow multi-player games through internet connections.
          We believe that as we develop games and applications for these platforms, we will be competing in a growing market and will be uniquely positioned to leverage our experience in developing physically interactive applications into the personal computer and console game system markets.

Description of Property
          Our headquarters are located in Carefree, Arizona where we occupy approximately 1,700 square feet of office space under a real property lease that expires April 30, 2009 at a rate of approximately $1,000 per month. We believe that our facilities are adequate for our current needs and that suitable additional or substitute space will be available in the future to replace our existing facilities, if necessary, or accommodate expansion of our operations.
MANAGEMENT
Directors, Executive Officers and Promoters
          Set forth below is information concerning our current directors, executive officers and other key employees.

Name	Age	Position
John R. Ward	51	Chairman, Chief Executive Officer and Chief Financial Officer
Benjamin Robins	53	Director
Kristine E. Ward	57	Secretary and Treasurer
          John R Ward. Mr. Ward has been our Chairman and Chief Executive Officer since inception. From inception to August 2004, he served as President. He currently also serves as our Chief Financial Officer. In addition to serving as Chairman of Codefire Acquisition Corp., Mr. Ward has served as Managing Director of Swiss Capital Management for seven years, where his responsibilities included identifying and analyzing investment opportunities for this private investment—banking firm.
          Benjamin D. Robins. Benjamin Robins was appointed to the board of Teknik Digital Arts, Inc. in June of 2004. Mr. Robins is currently President of BDR Management, an international sports marketing and management firm. Prior to that, he held executive management positions with Advantage International, Adidas, and for over ten years acted as Tour Manager for the ATP professional tennis tour. Mr. Robins graduated from the J.L. Kellogg Graduate School of Management- Northwestern University with a Master of Management (MBA) degree.
Compensation Committee
          In February 2004, our board of directors established a compensation committee, composed of John Ward. The compensation committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our Stock Option Plan, including the approval of grants under such plan to our employees, consultants and directors. Our board of directors may establish other committees to facilitate the management of our business.
Director Compensation
          We currently do not provide compensation to our non-employee directors for serving on our board of directors or for attendance at meetings of the board of directors and the committees of the board of directors on which they serve. Non-employee directors are reimbursed for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees of the board of directors. Employee directors are eligible to receive option grants under our Stock Option Plan. Non-employee directors may each receive grants of options to purchase a number of shares of our common stock from time to time as determined by our board of directors.
Limitations On Liability And Indemnification Of Directors And Officers
          Our certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted under Nevada law. In addition, our bylaws provide for the indemnification of our directors, officers, employees or agents against reasonable costs and expenses, including attorneys’ fees, actually incurred in connection with actual or threatened suits or proceedings, whether civil, criminal, administrative or investigative, even for actions brought by or on behalf of Teknik. We must indemnify such individuals if they have acted in good faith and on the reasonable belief that their actions were not adverse to Teknik.
          We believe that these indemnification provisions are necessary to attract and retain qualified directors and executive officers.
Market For Common Equity and Related Stockholder Matters
          Our Common Stock became available to trade on October 25, 2005 and is quoted on the NASD-Over the Counter Bulletin Board under the symbol TKNK.OB. The following table shows the price range of our common stock for each quarter ended during the last two fiscal years and for the first three quarters of fiscal 2007.

Quarter Ended	High	Low
12/31/05	$5.25	$0.36
3/31/06	$0.90	$0.51
6/30/06	$0.90	$0.60
9/30/06	$0.85	$0.55
12/31/06	$0.65	$0.51
3/31/07	$0.35	$0.15
6/30/07	$0.30	$0.20
9/30/07	$0.23	$0.15
12/31/07	$0.25	$0.15
          On January 18, 2008, the average of the high ask and low bid prices, respectively, of our common stock as reported on the OTC Bulletin Board, was $0.18 per share. The source of the information provided in the table above is the OTC Bulletin Board®, Quarterly Trade and Quote Summary Report, and represents prices between dealers without adjustments for retail markups, markdowns or commissions, and may not represent actual transactions.
Holders
          As of February 8, 2008, there were approximately 106 holders of record of our common stock.
Dividend Policy
          To date, we have not paid any cash dividends and our present policy is to retain earnings for use in our business.
EQUITY COMPENSATION PLAN INFORMATION
          The following table sets forth information regarding the number of shares of our common stock that may be issued pursuant to our equity compensation plans or arrangements as of the end of fiscal 2007:

Number of
Securities
Remaining Available
	Number of		For Future Issuance
	Securities To Be		Under Equity
	Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected In First
Plan Category	and Rights	and Rights	Column)
Equity compensation plans not approved by securityholders	(1) 6,227,500	$0.35	(2) 1,850,000

(1)	Represents shares of common stock that may be issued pursuant to outstanding options granted under the 2004 Stock Option Plan as well as outstanding warrants granted to purchase common stock. See Note 5 to our Consolidated Financial Statements for a detailed description of the terms of these options and warrants.

(2)	Represents shares of common stock that may be issued pursuant to options available for future grant under the 2004 Stock Option Plan.

EXECUTIVE COMPENSATION
          The table below sets forth the cash and non-cash compensation earned by our Chief Executive Officer. No other officer of the Company had earnings during the fiscal year ended September 30, 2006 and 2007 that exceeded $100,000.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
Name and						Incentive Plan	Deferred	All Other
Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	Earnings ($)	($)	($)

John R. Ward	2007	72,000	—	—	—	—	—	—
Chairman, CEO	2006	—	—	—	—	—	—	—
and CFO (1)

(1)	Mr. Ward accepted no salary from the Company for the fiscal year ended September 30, 2006. As of the date of this prospectus, Mr. Ward has been paid an aggregate of $72,500 (including both 2007 and 2008 to date) in compensation from the Company.
Grants of Plan-Based Awards in 2006 and 2007
          The following table provides information regarding cash incentive awards and options granted under our equity incentive plan to the named executive officers in 2006 and 2007.

Estimated Future Payouts Under
		Non-Equity Incentive Plan			Estimated Future Payouts Under				All Other Option
		Awards(1)			Equity Incentive Plan Awards			All Other Stock	Awards: Number of
								Awards: Number of	Securities	Exercise or Base
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of Stock or	Underlying Options	Price of Option
Name	Date	($)	($)(1)	($)	($)	($)	($)	Units (#)	(#)	Awards ($/Sh)

John R. Ward	—	—	—	—	—	—	—	—	—	—

(1)	There were no cash incentive awards or options granted under our equity incentive plan in 2006 or 2007.

Outstanding Equity Awards at Fiscal Year-End(1)
          The following table provides information regarding all outstanding equity awards held by the named executive officers as of September 30, 2006 and 2007. The Company did not issue any stock awards during fiscal year 2006 or 2007.

Equity Incentive
Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable	Options (#)	Price ($)(2)	Date

John R. Ward(1)	—	—	—	—	—

(1)	Outstanding options vest in one-third increments on each anniversary date of grant.

(2)	Pursuant to the 2004 Equity Incentive Plan, the exercise price for all outstanding options is based on the grant date fair market value, which is the market closing price of our Common Stock on the AMEX on the date of grant.
Option Exercises and Stock Vested in 2006 and 2007
          The following table provides information regarding each exercise of stock options, if any, by the named executive officers in 2006 and 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Exercise (#)	on Exercise ($)

John R. Ward	—	$—	—	$—
Retirement Plans
Pension Benefits
          During the fiscal year 2007 we did not have a pension benefit plan. We do not intend on implementing a pension plan in the near future.
Nonqualified Deferred Compensation
          During the fiscal year 2007 we did not have a nonqualified deferred compensation plan. We do not intend on implementing a nonqualified deferred compensation plan in the near future.
Stock Option Plan
          On December 31, 2003, Teknik adopted its 2004 Stock Option Plan. The Option Plan provides that certain options granted there under are intended to qualify as “incentive stock options” within the meaning of Section 422A of the United States Internal Revenue Code, while non-qualified options may also be granted under the Option Plan. Incentive stock options may be granted only to employees of Teknik, while non-qualified options may be granted to non-executive directors, consultants and others as well as employees. The Option Plan is administered by our board of directors, and we have reserved 2,000,000 shares of common stock under the Option Plan, subject to adjustment for changes in our capital structure, for issuance to employees, officers, directors and consultants of Teknik. If an option expires, wholly or partially unexercised, is terminated or canceled, or is subject to our repurchase option, then the common stock allocable to the unexercised portion of such expired, terminated or canceled option, and such repurchased shares, as applicable, become available again for issuance under the Option Plan.

          No option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, an option may be exercised only by him. Subject to certain limitations, non-statutory stock options may be assignable or transferable to the extent permitted by the board, in its discretion, and as set forth in the relevant option agreement. Upon termination of employment of an optionee by reason of death or disability, his option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. Upon termination of employment of an optionee by reason of a change of control of Teknik, his option remains exercisable for six months thereafter to the extent it was exercisable on the date of such termination. In the event of termination of employment of an optionee for cause, the option shall terminate and cease to be exercisable immediately upon termination. Upon termination of employment of an optionee by any reason other than the foregoing, his option remains exercisable for three months thereafter to the extent it was exercisable on the date of such termination. The deadlines to exercise options may be extended as necessary to permit optionees to comply with the securities laws.
          Options under the Option Plan must be granted within 10 years from the effective date of the Option Plan. No option shall be exercisable after 10 years following the date on which such option was granted, and for certain optionees, incentive stock options shall not be exercisable after 5 years following the date on which such option was granted. Subject to certain limitations, options granted under the Option Plan permit payment of the exercise price in cash, by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, by assignment to us of the proceeds of a sale or loan, by promissory note, by such other consideration as may be approved by our board of directors, or by a combination of these methods of payment. Under the Option Plan, stock appreciation rights may also be granted with respect to an option.
          For further information related to the Option Plan, see Note 5 of our form 10-KSB for the year ended September 30, 2007.
Employment Agreements
          Mr. Ward does not have an employment agreement with the Company.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth, as of February 8, 2008, certain information with respect to beneficial share ownership by each of our executive officers and directors, by all executive officers and directors as a group and by all persons known to management to own more than 5% of our outstanding common stock. Except as otherwise indicated, the shareholders listed have sole investment and voting power with respect to their shares. The amounts and percentages are based on 14,895,588 shares of common stock outstanding as of February 8, 2008.

	Number of
	Common Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Outstanding shares
John R. Ward	2,816,000	18.9%
Benjamin Robins	100,000	0.7%
CodeFire Acquisition Corp.	6,001,300 (1)	40.3%
All officers and directors as a group (2 persons)	8,917,300	59.9%

(1)	Mr. Ward is the president of CodeFire Acquisition Corp.

DESCRIPTION OF CAPITAL STOCK
Common Stock
          Under our articles of incorporation, we are authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. As of February 8, 2008, there were 14,895,588 shares of common stock outstanding and 109 holders of record. Each holder of common stock is entitled to one vote for each share held on all matters. Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors and all other matters brought before stockholder meetings.
          The holders of our common stock are entitled to receive such dividends, if any, as may be declared by our board of directors from time to time out of legally available funds. The dividend rights of our common stock are junior to any preferential dividend rights of any outstanding shares of preferred stock. The holders of our common stock also are entitled to receive distributions upon our liquidation, dissolution or winding up of our assets that are legally available for distribution, after payment of all debt and other liabilities and distribution in full of preferential amounts, if any, to be distributed to holders of our preferred stock.
          The holders of our common stock are not entitled to preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.
          Warrants to purchase our common stock.
          In December 2003, we issued warrants to purchase an aggregate of 400,000 shares of our common stock to Fortune Labs, LLC. The warrants have a term of four years, and a per share exercise price of $2.50 for the 30-day period following the effectiveness of any registration including such shares and a per share exercise price of $5.00 thereafter.
Preferred Stock
          Our board of directors is authorized by our articles of incorporation to issue up to 10,000,000 shares of one or more series of preferred stock, par value $.001 per share. No shares of such preferred stock have been authorized for issuance by our board of directors, and we have no present plans to issue any such shares. In the event that the board of directors issues shares of serial preferred stock, it may exercise its discretion in establishing the terms of such preferred stock.
          Our board of directors may determine the voting rights, if any, of the series of preferred stock being issued, including the right to:
•	vote separately or as a single class with the common stock and/or other series of preferred stock;

•	have more or less voting power per share than that possessed by the common stock or other series of preferred stock; and

•	vote on specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition.
          If our company liquidates, dissolves or winds up, the holders of our preferred stock may be entitled to receive preferential cash distributions fixed by our board of directors when creating the particular preferred stock series before the holders of our common stock are entitled to receive anything. Preferred stock authorized by our board of directors could be redeemable or convertible into shares of any other class or series of our stock.
          The issuance of preferred stock by our board of directors could adversely affect the rights of holders of the common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers.

Anti-Takeover Provisions under the Company’s Charter Documents
          The Company has elected not to be subject to the Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, and Sections 78.411 to 78.444, inclusive, relating to the acquisition of a controlling interest in the Company and business combinations with interested stockholders, respectively. Certain provisions of the Company’s Articles of Incorporation and Bylaws, as in effect upon the closing of this offering, may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company’s common stock. With certain exceptions, the Company’s Articles of Incorporation prohibit the Company from engaging in a “business combination” with an “interested stockholder” unless the business combination is approved in a prescribed manner, including the affirmative vote of 66 2/3% of the votes entitled to be cast on the matter, excluding the shares of voting stock held by such interested stockholder. Generally, a “business combination” includes a merger, consolidation, liquidation, reclassification of securities, asset or stock sale or other transaction proposed by or resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within the previous two years, did own) 10% or more of the Company’s outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. In addition, the Company’s stock option plan generally provides for assumption of such plan or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the Board of Directors, exercise of some or all of the options, including non-vested options, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event. The Board of Directors has authority to issue up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of such preferred stock could have a material adverse effect on the market value of the common stock. The Company has no present plan to issue shares of preferred stock.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          John R. Ward, our President, Chief Executive Officer and Chief Financial Officer, is also the president of CodeFire Acquisition Corp., or CAC, and holds approximately 28% of the issued and outstanding shares of CAC’s common stock. CAC beneficially holds approximately 40.3% of the issued and outstanding shares of our common stock.
          On March 31, 2003, we entered into a revolving credit agreement with CAC for up to $500,000 at an interest rate of 7% per annum. The note was due March 1, 2004. On December 31, 2003, Teknik and CAC entered into an exchange agreement under which we issued 1,000,000 shares of common stock, with a value of $0.50, in exchange for the cancellation of the unpaid principal amount of $500,000 that had been drawn under the revolving credit agreement. Additionally, we granted CAC warrants to purchase an aggregate of 3,000,000 shares of our common stock, at an exercise price of $2.50 per share. On February 23, 2005, we renewed the revolving credit facility for an additional year, extending the facility through March 1, 2006, and extending the deadline for amounts due on the note associated with our borrowings under the facility from March 1, 2005 to March 1, 2006. We also renegotiated the aggregate borrowing amount of the facility with CAC, increasing the aggregate amount of the facility from $500,000 to $1,000,000 with the interest rate remaining at 7% per annum. On March 1, 2006, the outstanding balance on the line of credit was converted to a note, which bears interest at the rate of 7% per annum with principal and interest due on March 1, 2007. On February 5, 2007, the Company issued 5,000,000 shares of common stock as payment towards $900,000 of the related party note. The due date of the remaining outstanding principal and interest balance on the note was extended to March 1, 2008 and continued accruing interest at 7% per annum. As of the date of this report the note has been completely paid off.

LEGAL PROCEEDINGS
          On April 27, 2004, in Orange County, California Superior Court, Codefire, Inc. filed a Complaint against Teknik Digital Arts aka Teknik Corp. (“Teknik”), as well as several other defendants, alleging Misappropriation of Trade Secrets, Conversion, Intentional Interference with Economic Relations, Negligent Interference with Economic Relationship, and Unfair Business Practices and Competition (California Business & Professions Code Section 17200). Each of these causes of action allegedly relates to Teknik’s development, launch and marketing of AniDragon. The Company settled the lawsuit filed by Codefire, Inc. on February 21, 2006. An expense of approximately $170,000 was recorded during the year ended September 30, 2006 for the settlement of this claim.
SHARES ELIGIBLE FOR FUTURE SALE
          Prior to this offering there was no market for our common stock. We can make no predictions as to the effect, if any, that sales of shares of common stock or the availability of shares of common stock for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices.
Sale of Restricted Shares
          Assuming the issuance of all 12,500,000 shares described herein, we will have 27,395,588 shares of common stock outstanding, assuming all outstanding. Of these shares of common stock, the 12,500,000 shares of common stock being offered by this prospectus will be freely tradable without restriction under the Securities Act of 1933, as amended, except for any such shares which may be held or acquired by an “affiliate” of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended, which shares will be subject to the volume limitations and other restrictions of Rule 144 described below. An aggregate of 13,086,588 shares of common stock held by our existing stockholders on the date of this prospectus will be “restricted securities,” as that phrase is defined in Rule 144, and may not be resold in the absence of registration under the Securities Act of 1933 or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rules 144, 144(k) or 701 under the Securities Act of 1933, which rules are summarized below. Taking into account the provisions of Rules 144, 144(k) and 701 and assuming no exercise of outstanding options or warrants, additional shares will be eligible for sale in the public market as follows:
•	12,500,000 shares will be available for immediate sale on the date of this prospectus;

•	7,219,000 shares will be available for sale pursuant to and subject to the limitations of Rules 144 and 144(k); and

•	867,588 shares will be available for sale 90 days after the date of this prospectus pursuant to Rule 144.
Rule 144
          In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated), who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our “affiliates,” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
•	1% of the number of shares of common stock then outstanding, which will equal approximately 273,956 shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks before a notice of the sale on Form 144 is filed.
          Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of certain public information about us.

Rule 144(k)
          Under Rule 144(k), a person who is not deemed to have been one of our “affiliates” at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
Rule 701
          Securities issued in reliance on Rule 701, such as shares of common stock acquired upon exercise of options granted under our equity incentive plans, are also restricted and, beginning 90 days after the effective date of this prospectus, may be sold by stockholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year holding period requirement.
LEGAL MATTERS
          Certain legal matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by DLA Piper US LLP.
EXPERTS
          The consolidated financial statements for the fiscal years ended September 30, 2007 and 2006 included in this prospectus have been audited by Semple, Marchal & Cooper, LLP, an independent registered public accounting firm. The foregoing consolidated financial statements have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the Securities and Exchange Commission. For further information with respect to us and the securities offered under this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made.
          You may review a copy of the registration statement at the Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement can also be reviewed by accessing the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Upon the completion of this offering, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the Securities and Exchange Commission. These reports can also be reviewed by accessing the Securities and Exchange Commission’s Internet site.
          You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement of which this prospective is a part, as such registration statement is amended and in effect with the Securities and Exchange Commission. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31,	September 30,
	2007	2007
Current Assets:
Cash and cash equivalents	$19,150	$21,162
Accounts receivable	152	140
Deposit	84,777	84,777
Prepaid expenses	73,553	22,965

Total Current Assets	177,632	129,044

Property and equipment, net	168,210	173,440

Other Assets:
Licenses	100	100
Security deposit	1,000	1,000

Total Other Assets	1,100	1,100

Total Assets	$346,942	$303,584

Current Liabilities:
Note payable — related party	$21,479	$45,917
Notes payable	1,687,104	1,268,017
Accounts payable	246,227	333,728
Due to related party	65,000	—
Accrued payroll	—	3,368
Accrued interest	49,947	40,194

Total Current Liabilities	2,069,757	1,691,224

Total Liabilities	2,069,757	1,691,224
Minority interest in joint ventures	37,600	37,600

Total Liabilities and Minority Interest	2,107,357	1,728,824

Stockholders’ Equity (Deficit):
Common stock — $.001 par value; 50,000,000 shares authorized, 15,489,704 and 15,239,704 shares issued; 14,895,588 and 14,645,588 shares outstanding at December 31, 2007 and September 30, 2007, respectively	15,490	15,240
Additional paid-in capital	7,845,525	7,740,304
Accumulated deficit	(9,568,890)	(9,128,244)
Less: Treasury stock at cost, 594,116 shares	(52,540)	(52,540)

Total Stockholders’ Deficit	(1,760,415)	(1,425,240)

Total Liabilities and Stockholders’ (Deficit)	$346,942	$303,584

See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2007	2006

Sales	$14	$5

Cost of Sales	2	1

Gross Profit	12	4

General and Administrative Expenses	428,480	436,843
Research and Development Costs	—	254

Loss from Operations	(428,468)	(437,093)

Other Income (Expense):
Interest Expense	(12,178)	(23,229)

	(12,178)	(23,229)

Net Loss	$(440,646)	$(460,322)

Basic and diluted loss per share	$(0.03)	$(0.05)

Basic and Diluted Weighted Average Common Shares Outstanding	14,672,762	9,449,807

See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
FOR THE THREE MONTHS ENDED DECEMBER 31, 2007

						Total
			Additional	Treasury		Stockholders’
	Common Stock		Paid-in	Stock	Accumulated	Equity
	Shares	Amount	Capital	at Cost	Deficit	(Deficit)

Balance at September 30, 2007	15,239,704	$15,240	$7,740,304	$(52,540)	$(9,128,244)	(1,425,240)

Stock issued for services (unaudited)	250,000	250	44,750	—	—	45,000

Warrants granted for compensation (unaudited)	—	—	52,000	—	—	52,000

Adjust fair market value of stock compensation issued for services (unaudited)	—	—	8,471	—	—	8,471

Net loss for the three months ended December 31, 2007 (unaudited)	—	—	—	—	(440,646)	(440,646)

Balance at December 31, 2007 (unaudited)	15,489,704	$15,490	$7,845,525	$(52,540)	$(9,568,890)	$(1,760,415)

See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2007	2006
Increase/(Decrease) in Cash and Cash Equivalents:
Cash flows from operating activities:
Net Loss	$(440,646)	$(460,322)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation	10,230	433
Market value adjustment of compensation	8,471
Common stock issued and warrants granted for compensation of consultants	97,000	—
Changes in Assets and Liabilities:
Accounts receivable	(12)	(4)
Prepaid expenses	(50,588)	73,979
Accounts payable	(87,501)	(16,652)
Due to related party	65,000	275,000
Accrued payroll	(3,368)
Accrued interest	9,753	23,230

Net cash used by operating activities	(391,661)	(104,336)

Cash flows from investing activities:
Purchase of fixed assets	(5,000)	—

Net cash used by investing activities	(5,000)	—

Cash flows from financing activities:
Proceeds from note payable — related party	—	66,100
Proceeds from notes payable	422,000	—
Payments on capital lease	—	(380)
Payments on note payable — related party	(24,438)	—
Payments on notes payable	(2,913)	—

Net cash provided by financing activities	394,649	65,720

Net change in cash and cash equivalents	(2,012)	(38,616)

Cash and cash equivalents at beginning of period	21,162	42,387

Cash and cash equivalents at end of period	$19,150	$3,771

See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(UNAUDITED)

	Three	Three
	Months Ended	Months Ended
	December 31,	December 31,
	2007	2006
Supplemental Information:
Interest paid	$24,644	$—
Income taxes paid	$—	$—

Non-cash Investing and Financing Activities
Cancellation of consulting agreement	$—	$51,765
Common stock and warrants issued for compensation and consulting	$97,000	$—
See accompanying notes to condensed consolidated financial statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates

Presentation of Interim Information:
The condensed consolidated financial statements included herein have been prepared by Teknik Digital Arts, Inc. (“we”, “us”, “our” or “Company”) without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) and should be read in conjunction with our Form 10-KSB filed for the year ended September 30, 2007, as filed with the SEC under the Securities Exchange Act of 1934, as amended. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, as permitted by the SEC, although we believe the disclosures made are adequate to make the information presented not misleading. Further, the condensed consolidated financial statements reflect, in the opinion of management, all normal recurring adjustments necessary to present fairly our financial position at December 31, 2007, and the results of our operations and cash flows for the periods presented. The September 30, 2007 consolidated balance sheet data was derived from audited consolidated financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.
Interim results are subject to variations and the results of operations for the three months ended December 31, 2007 are not necessarily indicative of the results to be expected for the full year.
Nature of Corporation
The Company was organized under the laws of the State of Nevada on January 29, 2003. The principal business purpose of the Company was originally to publish interactive video games and instructional software for play on mobile telephones, personal computers and video game consoles. The Company has shifted its focus to developing physically interactive systems for play on personal computers and video game consoles.
Liquidity
The Company has generated an accumulated net loss of ($9,568,890) (unaudited) from the date of inception January 29, 2003 through December 31, 2007. Our primary sources of liquidity have been proceeds from the sale of equity securities as well as proceeds from a related party note, the majority of which has been converted to equity securities during the year ended September 30, 2007.
Revenue Recognition
The Company derives its revenues primarily from the sale of interactive entertainment software through the Company’s website and distributors. Revenues are recognized at the time the sale is completed through the Company’s website or when the Company is notified of a sale by its distributors.
Software Development Costs
The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in software and hardware technology. Amortization of capitalized software development costs begins when the products are available for general release to customers and is computed on a product-by-product basis using straight-line amortization with useful lives of five years or, if less, the remaining estimated economic life of the product. In prior periods amounts related to software development costs have been expensed as the time between when technological feasibility and product marketability were indeterminate and therefore no costs were capitalized. Amounts related to internal software development that could be capitalized under this statement were immaterial.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Recent Accounting Pronouncements
In December 2007, the Financial Accounting Standards Board (“ FASB”) issued (SFAS) No.160, “Noncontrolling Interests in Consolidated Financial Statements” — including an amendment of ARB No. 51. SFAS 160 intends to improve, simplify, and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements and is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of adopting this standard, however, we do not believe that the adoption of SFAS No. 160 will have a material effect on our results of operations or financial position.
In December 2007, the Financial Accounting Standards Board (“ FASB”) issued (SFAS) No.141(R), “Business Combinations” SFAS 141(R)’s objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The statement is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of adopting this standard, however, we do not believe that the adoption of SFAS No. 141(R) will have a material effect on our results of operations or financial position.
Consolidated Statements
The consolidated financial statements include the accounts of Teknik Digital Arts, Inc. and its subsidiaries, Playentertainment-Teknik, LLC and Teknik Powergrid, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. The Company owns 50% of the membership interest of Playentertainment-Teknik, LLC and Teknik Powergrid, LLC, however, the financial statements of the joint ventures have been consolidated as the management and operations of both Playentertainment-Teknik, LLC and Teknik Powergrid, LLC are substantially controlled by Teknik Digital Arts, Inc. The other ownership investments are presented as minority interests on the accompanying balance sheets.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Loss Per Share
Basic loss per share of common stock was computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period.
Diluted loss per share is computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are options and warrants that are freely exercisable into common stock at less than the prevailing market price. Dilutive securities are not included in the weighted average number of shares when inclusion would increase the earnings per share or decrease the loss per share. As of December 31, 2007, options to purchase 150,000 shares and warrants to purchase 6,077,500 shares of common stock were not included in the determination of diluted loss per share as their effect was anti-dilutive.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)

Stock-Based Compensation
Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards Board No. 123(R), “Share—Based Payment,” using the modified prospective-transition method. Under this transition method, compensation expense recognized includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated and (b) compensation expense for all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period. All options granted by the Company were fully vested as of December 31, 2005.
As of December 31, 2007, the Company had 150,000 options outstanding and exercisable. The options had no intrinsic value as of December 31, 2007, as the exercise price of all outstanding and exercisable options is greater than the trading price of the Company’s common stock at December 31, 2007. All options were 100% vested as of March 31, 2005, and therefore will result in no future compensation expense to the Company. The options have a weighted average remaining life of 0.25 years and a weighted average exercise price of $1.00.
The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for all grants: expected life of options of 3 years, risk-free interest rate of 2.2%, volatility at 10%, and a 0% dividend yield. This resulted in a portion of the options having been valued at $234,000 or approximately $1.50 per option.

Note 2
Related Party Transactions

The Company had an uncollateralized line of credit of $1,000,000 with a related party as of September 30, 2005, with the principal and interest due March 1, 2006. On March 1, 2006, the line of credit was terminated and the outstanding balance was converted to a term note, which bears interest at the rate of 7% per annum with all outstanding principal and interest due on March 1, 2007. On February 5, 2007, the Company issued 5,000,000 shares of common stock as payment towards $900,000 of the related party note. The due date of the remaining outstanding principal and interest balance on the note was extended to March 1, 2008 and continues accruing interest at 7% per annum. As of December 31, 2007 and September 30, 2007, the Company’s balance on the related party note payable was $21,479 and $45,917, respectively.
As of December 31, 2007 and September 30, 2007, there was interest accrued on the note of $104 and $223, respectively.
The Company pays its joint venture partner, Powergrid Fitness, Inc. for services related to equipment manufacturing, management, engineering management and sales management. On April 26, 2007, the Company amended their joint venture agreement with Powergrid Fitness, Inc. Under the terms of the original agreement, the Company was required to pay a fee of $100,000 per month beginning August 1, 2006, for services related to equipment manufacturing, management, engineering management and sales management. Under the terms of the amended agreement, the Company was to contract Powergrid Fitness, Inc. to provide consulting services for an irrevocable advance against its future joint venture revenue of $500,000 in the first year of the agreement (August 1, 2006 to July 31, 2007) and $65,000 per month thereafter for the remaining term of the agreement. On April 27, 2007, the Company further amended the agreement with Powergrid Fitness, Inc. Under the terms of this amended agreement, the Company shall contract Powergrid Fitness, Inc. to provide consulting services for an irrevocable advance against its future joint venture revenue of $315,000 in the first year of the agreement (August 1, 2006 to July 31, 2007) and $65,000 per month thereafter for the

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2
Related Party Transactions (Continued)

Related Party Transactions (continued)
remaining term of the agreement. During the three months ended December 31, 2007 and 2006, the Company incurred $195,000 and $300,000, of management fees, respectively. Amounts due to Powergrid Fitness, Inc. at December 31, 2007 and September 30, 2007 totaled $65,000 and $0, respectively.

Note 3
Notes Payable

During the year ended September 30, 2006, the Company entered into an agreement to issue convertible debt. Under the terms of the agreement, the Company intends to offer a maximum of $1,500,000 of debt during the period commencing May 5, 2006 to January 15, 2007. The notes will accrue interest at a rate of 8% per annum with principal and interest due on June 1, 2008. The note holder may convert the note and accrued interest at any time prior to June 1, 2008, into shares of the Company’s common stock at a purchase price per share of $.75, subject to any subsequent issuances of convertible debt at a more favorable conversion rate. The conversion price of $0.75 was less than the fair value of the Company’s common stock at the time of issuance. This resulted in the Company recording a beneficial conversion feature in the amount of $35,333. As the convertible debt can be converted anytime after debt issuance, the Company recorded a charge to interest expense of $35,333 at the time of issuance. In addition, the placement agent was issued 250,000 common stock warrants upon commencement of the agreement to purchase the Company’s common stock at a price of $.75 per share. The Company will issue additional warrants to the placement agent to purchase .5 shares of common stock at $.75 per share for each $1.00 of debt sold up to an additional 250,000 shares of common stock. As of December 31, 2007, the placement agent has raised $355,000 entitling them to an additional 177,500 shares of common stock warrants. The fair value of warrant grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for the aforementioned grants: expected life of warrants of 3 years, risk-free interest rates between 4.83% and 5.26%, volatility between 135% and 138%, and a 0% dividend yield. This resulted in the warrants having been valued at $293,400. As of December 31, 2007 and September 30, 2007, the Company’s balance on the note payable was $355,000 and there was interest accrued on the note of $41,238 and $223, respectively.
On April 17, 2007 the Company entered into a new revolving line of credit agreement with Silicon Valley Bank that will allow the Company to borrow up to $2,000,000. Under the terms of the agreement, the Company is required to file a registration statement within 120 days of the effective date of the agreement. Interest will accrue on the principal amount outstanding under the revolving line at a floating per annum rate equal to the sum of two percent (2.00%) plus the prime rate in effect from time to time, until the Company has filed the registration statement and the registration statement is effective. Thereafter, the Company will pay interest at a rate of one percent (1.00%) plus the prime rate in effect from time to time, with interest due monthly. In addition, the Company is required to pay a fee equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the revolving line, as determined by the lender. The fee is payable quarterly, in arrears, on a calendar year basis. As of December 31, 2007 and September 30, 2007, the Company’s balance on the note payable was $1,247,913 and $825,913, respectively, and there was interest accrued on the note of $8,605 and $5,991, respectively.
On August 20, 2007, the Company entered into a financing agreement to purchase a vehicle. Under the terms of the agreement the Company borrowed $87,104 on a five year note, with payments due monthly beginning October 13, 2007 and accruing interest at a rate of 10.50% per annum. As of December 31, 2007 and September 30, 2007, the Company’s balance on the note payable was $84,191 and $87,104, respectively, and accrued interest on the note was $0 and $0, respectively.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4
Equity

On April 27, 2007, the Company entered into an equity line of credit agreement with an investor, whereas, the investor shall invest up to ten million dollars ($10,000,000) to purchase the Company’s common stock over 36 months after a registration statement of the stock has been declared effective. The Company shall, within twenty-one (21) days of the date of this agreement, file a registration statement and the Company shall use all reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) calendar days after the execution date of this equity line of credit agreement. The Company is entitled to deliver a “put” notice to the investor, which states the dollar amount (the “put amount”), which the Company intends to sell to the investor on a closing date (the “put”). The amount the Company shall be entitled to request on each “put” shall be equal to either $250,000 or 200% of the average daily volume multiplied by the average of the three daily closing prices immediately preceding the request date. As of December 31, 2007, the Company has not issued any common stock pursuant to this agreement.

Note 5
Going Concern

As discussed in the Company’s Form 10-KSB for the fiscal year ended September 30, 2007, , the Company has incurred operating losses and negative cash flows from its operations to date. Realization of a major portion of the assets is dependent upon the Company’s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
Report of Independent Registered Public Accounting Firm
Board of Directors
Teknik Digital Arts, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheets of Teknik Digital Arts, Inc. and Subsidiaries as of September 30, 2007 and 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Teknik Digital Arts, Inc. and Subsidiaries at September 30, 2007 and 2006 and the results of its operations, stockholders’ equity (deficit) and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company has incurred operating losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Semple, Marchal & Cooper, LLP
Phoenix, Arizona
December 18, 2007

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2007	2006
Current Assets:
Cash and cash equivalents	$21,162	$42,387
Accounts receivable	140	90
Deposit	84,777	—
Prepaid expenses	22,965	238,072

Total Current Assets	129,044	280,549
Property and equipment, net	173,440	8,583

Other Assets:
Prepaid expenses — long term portion	—	71,176
Licenses	100	100
Security deposit	1,000	1,000

Total Other Assets	1,100	72,276

Total Assets	$303,584	$361,408

Current Liabilities:
Note payable — related party	$45,917	$882,500
Notes payable — current portion	1,268,017	—
Accounts payable	333,728	372,689
Due to related party	—	25,000
Accrued payroll	3,368	—
Capital lease liability — current portion	—	380
Accrued interest	40,194	36,230

Total Current Liabilities	1,691,224	1,316,799

Long-Term Liabilities:
Notes payable — net of current portion	—	355,000

Total Liabilities	1,691,224	1,671,799
Minority interest in joint ventures	37,600	37,600

Total Liabilities and Minority Interest	1,728,824	1,709,399

Stockholders’ Equity (Deficit):
Common stock — $.001 par value; 50,000,000 shares authorized, 15,239,704 and 9,989,704 shares issued and 14,645,588 and 9,489,704 outstanding at September 30, 2007 and 2006, respectively	15,240	9,990
Additional paid-in capital	7,740,304	5,457,466
Accumulated deficit	(9,128,244)	(6,814,672)
Less: Treasury stock at cost, 594,516 and 500,000 shares at September 30, 2007 and 2006, respectively	(52,540)	(775)

Total Stockholders’ Deficit	(1,425,240)	(1,347,991)

Total Liabilities and Stockholders’ Equity	$303,584	$361,408

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended
	September 30,
	2007	2006
Sales	$59	$3,551

Cost of Sales	9	2,056

Gross Profit	50	1,495

General and Administrative Expenses	2,232,251	1,109,835
Research and Development Costs	254	38,868

Loss from Operations	(2,232,455)	(1,147,208)

Other Income (Expense):
Interest Expense	(81,117)	(108,870)

	(81,117)	(108,870)

Net Loss	$(2,313,572)	$(1,256,078)

Basic and diluted net loss per share	$(0.18)	$(0.14)

Basic and diluted weighted average common shares outstanding	12,706,514	8,986,207

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
Years Ended September 30, 2007 and 2006

						Total
			Additional	Treasury		Stockholders’
	Common Stock		Paid-in	Stock	Accumulated	Equity
	Shares	Amount	Capital	at Cost	Deficit	(Deficit)
Balance at September 30, 2005	9,125,000	9,125	4,604,010	—	(5,558,594)	(945,459)

Warrants granted for compensation	—	—	293,400	—	—	293,400

Stock issued for compensation	614,704	615	354,973	—	—	355,588

Issuance of common stock for litigation settlement	250,000	250	169,750	—	—	170,000

Beneficial coversion feature of convertible debt	—	—	35,333	—	—	35,333

Treasury stock, 500,000 shares	—	—	—	(775)	—	(775)

Net loss for the year ended September 30, 2006	—	—	—	—	(1,256,078)	(1,256,078)

Balance at September 30, 2006	9,989,704	9,990	5,457,466	(775)	(6,814,672)	(1,347,991)

Cancellation of consulting agreement	—	—	—	(51,765)	—	(51,765)

Stock issued for services	250,000	250	57,250	—	—	57,500

Warrants granted for compensation	—	—	650,000	—	—	650,000

Stock issued for conversion of related party note payable	5,000,000	5,000	1,745,000	—	—	1,750,000

Market value adjustment of compensation	—	—	(169,412)	—	—	(169,412)

Net loss for the year ended September 30, 2007	—	—	—	—	(2,313,572)	(2,313,572)

Balance at September 30, 2007	15,239,704	$15,240	$7,740,304	$(52,540)	$(9,128,244)	$(1,425,240)

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	September 30,
	2007	2006
Increase / (Decrease) in Cash and Cash Equivalents:
Cash flows from operating activities:
Net Loss	$(2,313,572)	$(1,256,078)
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	9,378	1,415
Market value adjustment of compensation	(221,177)	—
Accrued financing fees	10,913	—
Common stock issued and warrants granted for compensation of consultants	707,500	648,988
Beneficial and induced conversion feature expense	850,000	35,333
Common stock issued for litigation settlement	—	170,000
Changes in Assets and Liabilities:
Accounts receivable	(50)	(90)
Prepaid expenses	286,283	(280,570)
Deposit	(84,777)	—
Security deposit	—	2,200
Accounts payable	(38,961)	61,022
Due to related party	(25,000)	25,000
Accrued vacation	—	(1,154)
Accrued payroll	3,368	—
Accrued interest — related party	3,964	18,563

Net cash used by operating activities	(812,131)	(575,371)

Cash flows from investing activities:
Purchase of fixed assets	(87,131)	(3,100)

Net cash used in investing activities	(87,131)	(3,100)

Cash flows from financing activities:
Proceeds from note payable — related party	90,545	272,150
Proceeds from note payable	815,000	—
Proceeds from note payable-convertible debt	—	355,000
Payments on capital lease	(380)	(2,283)
Payments on note payable — related party	(27,128)	(11,069)

Net cash provided by financing activities	878,037	613,798

Net change in cash and cash equivalents	(21,225)	35,327
Cash and cash equivalents at beginning of period	42,387	7,060

Cash and cash equivalents at end of period	$21,162	$42,387

The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	Years Ended
	September 30,
	2007	2006
Supplemental Information:
Interest paid	$77,153	$54,974
Income taxes paid	$—	$—

Non-cash Investing and Financing Activities

Cancellation of consulting agreement	$51,765	$—
Common stock and warrants issued for compensation and consulting	$707,500	$648,988
Common stock issued for litigation settlement	$—	$170,000
Common stock issued for conversion of related party note payable	$1,750,000	$—
Fixed assets exchanged for treasury stock	$—	$775
Financing fees related to note payable	$10,913	$—
Financing for purchase of a vehicle	$87,104	$—
Beneficial conversion feature relative to convertible debt	$—	$35,333
The Accompanying Notes are an Integral Part of the Consolidated Financial Statements

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates
Operations
Teknik Digital Arts, Inc. is a corporation that was duly formed and organized under the laws of the State of Nevada on January 29, 2003. The principal business activity is the development and marketing of interactive gaming software to play on cell phones, personal computers, and game consoles. We had previously been a development stage company with no revenues from operations. During the year ended September 30, 2006, we commenced the first sales of our gaming software.
Consolidated Statements
The consolidated financial statements include the accounts of Teknik Digital Arts, Inc. and its subsidiaries, Playentertainment-Teknik, LLC and Teknik Powergrid, LLC. All significant intercompany balances and transactions have been eliminated in consolidation. The Company owns 50% of the membership interest of Playentertainment-Teknik, LLC and Teknik Powergrid, LLC, however, the financial statements of the joint ventures have been consolidated as the management and operations of both Playentertainment-Teknik, LLC and Teknik Powergrid, LLC are substantially controlled by Teknik Digital Arts, Inc. The other ownership investments are presented as minority interests on the accompanying balance sheets.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used when accounting for stock-based compensation and software development costs which are discussed in the respective notes to the consolidated financial statements.
Revenue Recognition
The Company derives its revenues primarily from the sale of interactive entertainment software through the Company website and distributors. Revenues are recognized at the time the sale is completed through the Company website or when the Company is notified of a sale by the distributors.
Advertising Costs
The Company generally expenses advertising costs as incurred. For the years ended September 30, 2007 and 2006, advertising expense totaled $44,979 and $11,100, respectively.
Software Development Costs
The Company capitalizes software development costs in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed.” Capitalization of software development costs begins upon the establishment of technological feasibility of the product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors including, but not limited to, anticipated future gross product revenue, estimated economic life, and changes in software and hardware technology. Amortization of capitalized software development costs begins when the products are available for general release to customers and is computed on a product-by-product basis using straight-line amortization with useful lives of five years or, if less, the remaining estimated economic life of the product. Amounts related to software development costs during the current year were expensed as the time between when technological feasibility and product marketability were indeterminate and therefore no costs were capitalized. Amounts related to internal software development that could be capitalized under this statement were immaterial.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
Impairment of Long Lived Assets
The Company reviews its long lived assets for impairment at least annually. If such assets were impaired, they would be written down to their fair market value, which would be determined by the present value of the estimated future cash inflows of such assets.
Cash and Cash Equivalents
For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.
Prepaid Expenses
Prepaid expenses represent costs paid in advance of services or goods received. Prepaid expenses consist primarily of prepaid insurance, consulting services and conference fees that will be expensed as the services or goods are received.
Property and Equipment, net
Property and equipment are stated at cost, net of accumulated depreciation. Maintenance and repairs that neither add to the value of the property nor appreciably prolong its life are charged to operations as incurred. Betterments or renewals are capitalized when incurred. Depreciation is provided using the straight line method over the following useful lives:

Office furniture and equipment	5-7 years
Vehicles	5 years
Website	3 years
Research and Development Costs
Research and development costs have been expensed as incurred and consist of employee salaries for product development, as well as some contracted development costs.
Fair Value of Financial Instruments
The carrying amounts of financial instruments including cash, current maturities of debt, and accrued liabilities approximate fair value based on their short maturities, or on borrowing rates currently available to the Company for loans with similar terms and maturities.
The fair value of equity transactions was determined by the intrinsic value attributed to the Company at its formation, as well as through negotiations with third parties, the value of services or product received, or the conversion of cash advances on debt.
Deferred Income Taxes
Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that the carryforwards will not be utilized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
Loss Per Share
Basic loss per share of common stock was computed by dividing the net loss by the weighted average number of shares of common stock outstanding.
Diluted earnings per share are computed based on the weighted average number of shares of common stock and dilutive securities outstanding during the period. Dilutive securities are options that are freely exercisable into common stock at less than the prevailing market price. Dilutive securities are not included in the weighted average number of shares when inclusion would increase the earnings per share or decrease the loss per share. As of September 30, 2007, options to purchase 150,000 shares and warrants to purchase 6,077,500 shares of the Company’s common stock were not included in the determination of diluted loss per share as their effect was anti-dilutive. As of September 30, 2006, options to purchase 150,000 shares and warrants to purchase 3,977,500 shares of the Company’s common stock were not included in the determination of diluted loss per share as their effect was anti-dilutive.
Stock-Based Compensation
Prior to January 1, 2006, the Company accounted for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB 25”). Accordingly, compensation expense, if any, was measured as the excess of the underlying stock price over the exercise price on the date of grant. The Company complied with the disclosure provisions of Statement of Financial Accounting Standards Board No. 123 (“SFAS 123”) “Accounting for Stock Based Compensation” as amended by SFAS 148 “Accounting for Stock-Based Compensation-Transition and Disclosure,” which required pro-forma disclosure of compensation expense associated with stock options under the fair value method.
Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards Board No. 123(R), “Share-Based Payment,” to account for stock options granted to employees using the modified prospective-transition method. Under this transition method, compensation expense recognized for the nine months ended September 30, 2006 includes: (a) compensation expense for all share-based payments granted prior to, but not yet vested as of December 31, 2005 based on the estimated grant date fair value and (b) compensation expense for all share-based payments granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). Results for prior periods have not been restated. The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period.
The Company accounts for stock options granted to non-employees under SFAS 123 using EITF 96-18 requiring the measurement and recognition of stock-based compensation to consultants under the fair value method with stock-based compensation expense being charged to earnings on the earlier of the date services are performed or performance commitment exists.
The fair value of option grants is estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for all grants: expected life of options of 3 years, risk-free interest rate of 2.2%, volatility at 10%, and a 0% dividend yield. This resulted in a portion of the options having been valued at $234,000 or approximately $1.50 per option.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 1
Summary of Significant Accounting Policies, Nature of Operations and Use of Estimates (Continued)
New Accounting Pronouncements
In February 2007, the Financial Accounting Standards Board (“ FASB”) issued (SFAS) No.159, “The Fair Value Option for Financial Assets and Financial Liabilities” — including an amendment of FASB Statement No. 155. SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company does not believe that the adoption of SFAS No. 159 will have a material effect on our results of operations or financial position. In December 2007, the Financial Accounting Standards Board (“ FASB”) issued (SFAS) No.160, “Nonconrolling Interests in Consolidated Financial Statements” — including an amendment of ARB No. 51. SFAS 160 intends to improve, simplify, and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements and is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of adopting this standard, however, we do not believe that the adoption of SFAS No. 160 will have a material effect on our results of operations or financial position. In December 2007, the Financial Accounting Standards Board (“ FASB”) issued (SFAS) No.141(R), “Business Combinations” SFAS 141(R)’s objective is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. The statement is effective for fiscal years beginning after December 15, 2008. The Company is currently evaluating the impact of adopting this standard, however, we do not believe that the adoption of SFAS No. 141(R) will have a material effect on our results of operations or financial position.
Note 2
Related Party Transactions
The Company had an uncollateralized line of credit of $1,000,000 with a related party as of September 30, 2005, with the principal and interest due March 1, 2006. On March 1, 2006, the line of credit was terminated and the outstanding balance was converted to a term note, which bears interest at the rate of 7% per annum with all outstanding principal and interest due on March 1, 2007. On February 5, 2007, the due date of the remaining outstanding principal and interest balance on the note was extended to March 1, 2008 and continues accruing interest at 7% per annum. On February 5, 2007, the Company issued 5,000,000 shares of common stock as payment towards $900,000 of the related party note. In addition, the Company recorded $850,000 as a beneficial and induced conversion as expense during the year ended September 30, 2007 in relation to the issuance of the common stock. The due date of the remaining outstanding principal and interest balance on the note was extended to March 1, 2008 and continues accruing interest at 7% per annum. As of September 30, 2007 and 2006, the Company’s balance on the related party note payable was $45,917 and $882,500, respectively.
As of September 30, 2007 and 2006, there was interest accrued on the note of $223 and $30,887, respectively. The Company pays its joint venture partner, Powergrid Fitness, Inc. for services related to equipment manufacturing, management, engineering management and sales management. On April 26, 2007, the Company amended its joint venture agreement with Powergrid Fitness, Inc. Under the terms of the original agreement, the Company was required to pay a fee of $100,000 per month beginning August 1, 2006, for services related to equipment

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 2
Related Party Transactions (Continued)
manufacturing, management, engineering management and sales management. Under the terms of the amended agreement, the Company was to contract Powergrid Fitness, Inc. to provide consulting services for an irrevocable advance against its future joint venture revenue of $500,000 in the first year of the agreement (August 1, 2006 to July 31, 2007) and $65,000 per month thereafter for the remaining term of the agreement. On April 27, 2007, the Company further amended the agreement with Powergrid Fitness, Inc. Under the terms of this amended agreement, the Company shall contract Powergrid Fitness, Inc. to provide consulting services for an irrevocable advance against its future joint venture revenue of $315,000 in the first year of the agreement (August 1, 2006 to July 31, 2007) and $65,000 per month thereafter for the remaining term of the agreement. During the year ended September 30, 2007 and 2006, the Company incurred $245,000 and $200,000 of management fees, respectively. Amounts due to Powergrid Fitness, Inc. at September 30, 2007 and 2006 totaled $0 and $25,000, respectively.
Note 3
Property and Equipment
As of September 30, 2007 and 2006, property and equipment consists of:

	September 30,	September 30,
	2007	2006
Equipment	$14,481	$10,903
Vehicles	137,104	—
Tooling	6,553	—
Website	27,000	—
Less: Accumulated Depreciation	(11,698)	(2,320)

	$173,440	$8,583

Note 4
Notes Payable
During the year ended September 30, 2006, the Company entered into an agreement to issue convertible debt. Under the terms of the agreement, the Company intends to offer a maximum of $1,500,000 of debt during the period commencing May 5, 2006 to January 15, 2007. The notes will accrue interest at a rate of 8% per annum with principal and interest due on June 1, 2008. The note holder may convert the note and accrued interest at any time prior to June 1, 2008, into shares of the Company’s common stock at a purchase price per share of $.75, subject to any subsequent issuances of convertible debt at a more favorable conversion rate. The conversion price of $0.75 was less than the fair value of the Company’s common stock at the time of issuance. This resulted in the Company recording a beneficial conversion feature in the amount of $35,333. As the convertible debt can be converted anytime after debt issuance, the Company recorded a charge to interest expense of $35,333 at the time of issuance. In addition, the placement agent was issued 250,000 common stock warrants upon commencement of the agreement to purchase the Company’s common stock at a price of $.75 per share. The Company will issue additional warrants to the placement agent to purchase .5 shares of common stock at $.75 per share for each $1.00 of debt sold up to an additional 250,000 shares of common stock. As of September 30, 2007, the placement agent has raised $355,000 entitling them to an additional 177,500 shares of common stock warrants. The fair value of warrant grants is

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 4
Notes Payable (Continued)
estimated as of the date of grant utilizing the Black-Scholes option-pricing model with the following weighted average assumptions for the aforementioned grants: expected life of warrants of 3 years, risk-free interest rates between 4.83% and 5.26%, volatility between 135% and 138%, and a 0% dividend yield. This resulted in the warrants having been valued at $293,400. As of September 30, 2007 the Company’s balance on the note payable was $355,000 and there was interest accrued on the note of $33,980.
On April 17, 2007 the Company entered into a new revolving line of credit agreement with Silicon Valley Bank that will allow the Company to borrow up to $2,000,000. Under the terms of the agreement, the Company is required to file a registration statement within 120 days of the effective date of the agreement. Interest will accrue on the principal amount outstanding under the revolving line at a floating per annum rate equal to the sum of two percent (2.00%) plus the prime rate in effect from time to time, until the Company has filed the registration statement and the registration statement is effective. Thereafter, the Company will pay interest at a rate of one percent (1.00%) plus the prime rate in effect from time to time, with interest due monthly. In addition, the Company is required to pay a fee equal to three-eighths of one percent (0.375%) per annum of the average unused portion of the revolving line, as determined by the lender. The fee is payable quarterly, in arrears, on a calendar year basis. As of September 30, 2007 the Company’s balance on the note payable was $825,913 and there was interest accrued on the note of $5,991. On August 20, 2007, the Company entered into a financing agreement to purchase a vehicle. Under the terms of the agreement the Company borrowed $87,104 on a five year note, with payments due monthly beginning October 13, 2007 and accruing interest at a rate of 10.50% per annum. As of September 30, 2007, the Company’s balance on the note payable was $87,104 and accrued interest on the note was $0.
Note 5
Equity
Stock Options
The Company, under its 2004 Stock Option Plan, is authorized to grant options for up to 2,000,000 shares of common stock, which consists of authorized, but unissued, or reacquired shares of stock or any combination thereof. Options may be granted as incentive stock options or non-statutory stock options. Incentive stock options are granted at the fair market value of the common stock on the date of the grant, and have exercise terms of up to ten years with vesting periods determined at the discretion of the board. Currently, all outstanding stock options expire three years after the date of grant.
The stock options issued to employees typically have an exercise price of not less than the fair market value of the Company’s common stock on the date of grant. During the year ended September 30, 2005, the Company issued 150,000 nonqualified stock options with a weighted average grant date fair value of $1.56 per option, exercisable at $1.00 per share, which was deemed to be less than fair market value at the date of grant. Accordingly, compensation expense of approximately $234,000 was recorded during the year ended September 30, 2005 using the Black Scholes model pricing method. A summary of the activity of options under the Plan is as follows:

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 5
Equity (Continued)
Stock Options (Continued)

		Weighted
		Average
	Number of	Exercise
	Options	Price
Outstanding at September 30, 2005	350,000	1.00
Granted	—	—
Exercised	—	—
Expired	(50,000)	1.00
Forfeited	(150,000)	1.00

Outstanding at September 30, 2006	150,000	1.00
Granted	—	—
Exercised	—	—
Expired	—	—
Forfeited	—	—

Outstanding at September 30, 2007	150,000	$1.00

Additional information about outstanding options to purchase the Company’s common stock as of September 30, 2007 is as follows:

	Options Outstanding				Options Exercisable
Weighted
Average
		Remaining	Weighted			Weighted
		Contractural	Average	Aggregate	Number	Average	Aggregate
Exercise	Number of	Life	Exercise	Intrinsic	of	Exercise	Intrinsic
Price	Shares	(In Years)	Price	Value	Shares	Price	Value
$1.00	150,000	0.50	$1.00	$—	150,000	$1.00	$—

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 5
Equity (Continued)
Warrants
The Company granted warrants to purchase 3,000,000 shares of common stock at $2.50 per share to Codefire Acquisition Corp. on December 31, 2003. The warrants were exercisable for three years. 100,000 of these warrants were exercised and the remaining 2,900,000 warrants expired on December 31, 2006.
The Company granted warrants to purchase 400,000 shares of common stock at $5.00 per share to Fortune Lab, LLC on December 31, 2003. The warrants are exercisable for four years.
The Company granted warrants to purchase 250,000 shares of common stock at $2.50 per share to Pep Pad, LLC on June 20, 2005. The warrants are exercisable for three years.
The Company granted warrants to purchase 427,500 shares of common stock at $0.75 per share to Girard Securities at various dates during the year ended September 30, 2007. The warrants are exercisable for three years.
The Company granted warrants to purchase 5,000,000 shares of common stock at $0.20 per share to Guide Dog, LLC on September 30, 2007. The warrants are exercisable for three years.
A summary of the activity of the warrants is as follows:

		Weighted
		Average
	Number of	Exercise
	Warrants	Price
Outstanding at September 30, 2005	3,550,000	$2.78
Granted — Girard Securities	427,500	0.75
Exercised	—	—
Expired	—	—

Outstanding at September 30, 2006	3,977,500	2.56
Granted — Guide Dog, LLC	5,000,000	0.20
Exercised	—	—
Expired	(2,900,000)	2.50

Outstanding at September 30, 2007	6,077,500	$0.65

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 5
Equity (Continued)
Warrants (Continued)
Additional information about outstanding warrants as of September 30, 2007 is as follows:

Warrants Outstanding			Warrants Exercisable
		Weighted
		Average
		Remaining		Weighted
		Contractural	Number	Average	Weighted
Exercise	Number of	Life	of	Exercise	Average
Price	Shares	(In Years)	Shares	Price	Fair Value
$5.00	400,000	0.25	400,000	$5.00	$0.10
$2.50	250,000	0.72	250,000	$2.50	$1.47
$0.75	427,500	1.77	427,500	$0.75	$0.69
$0.20	5,000,000	3.00	5,000,000	$0.20	$0.13
The 400,000 warrants issued to Fortune Labs were issued in conjunction with a software purchase agreement, the 250,000 warrants issued to Pep Pad, LLC were issued in relation to their software contract, the 427,500 warrants issued to Girard Securities were issued in connection with a placement agent agreement, and the 5,000,000 shares issued to Guide Dog, LLC were related to a financial service contract. The warrants issued to Fortune Labs, Pep Pad, LLC , Girard Securities, and Guide Dog, LLC were valued at $.10 per share, $1.47 per share, $0.69 per share, and $0.13 per share, respectively. The fair value of the warrants granted is estimated as of the date of grant utilizing the board of directors’ estimate of the fair market value of the warrants in conjunction with the Black-Scholes option-pricing model with the following weighted average assumptions for all grants: expected life of options of 3-4 years, risk-free interest rate range of 2.2% to 5.26%, volatility at a range from 10% to 172%, and a 0% dividend yield. All warrants issued were intended to be exercised at a price per share not less than the fair value of the shares of our stock common stock underlying those warrants on their respective dates of grant. Because there had not been a public market for our shares prior to our offering on April 6, 2005, our board of directors determined warrants exercise prices issued prior to this date in good faith, based on the best information available to the board and our management at the time of the grant. We did not obtain contemporaneous valuations by an unrelated valuation specialist at the times we issued the warrants. The aforementioned assumptions resulted in the Company recording expenses related to the granted warrants of $650,000 and $293,400 for the fiscal year ended September 30, 2007 and 2006, respectively.
Common Stock Grants
In the fiscal year ended September 30, 2007, we made the following issuances of common stock in connection with services performed for us during fiscal 2007:
250,000 shares to Keith Dimond (valued and expensed at $0.23 per share) for consulting services performed for the Company.
In the fiscal year ended September 30, 2006, we made the following issuances of common stock in connection with services performed for us during fiscal 2006:
(i)	50,000 shares to Waterville Investment Research, Inc. (valued and expensed at $0.90 per share) under the terms of our marketing agreement with Waterville Investment Research, Inc.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 5
Equity (Continued)
     Common Stock Grants (Continued)
(ii)	250,000 shares to Codefire, Inc. (valued and expensed at $0.68 per share) in conjunction with a litigation settlement.

(iii)	141,176 shares to Ray Artigue (valued at $0.55 per share, expensed as the stock vests over a one year period, resulting in expense for the year of $6,471) under the terms of our marketing agreement with Ray Artigue.

(iv)	141,176 shares to Charles Corbin (valued at $0.55 per share, expensed as the stock vests over a two year period, resulting in expense for the year of $3,235) under the terms of our exercise advisory service agreement with Charles Corbin.

(v)	141,176 shares to Craig Phelps (valued at $0.55 per share, expensed as the stock vests over a two year period, resulting in expense for the year of $3,235) under the terms of our medical and wellness advisory agreement with Craig Phelps.

(vi)	141,176 shares to Alare Capital Partners, LLC (valued at $0.55 per share, expensed as the stock vests over a one year period, resulting in expense for the year of $6,471) under the terms of our consulting agreement with Alare Capital Partners, LLC.
Note 6
Commitments and Contingencies
Legal Proceedings
As of the date of this report the Company had no outstanding legal proceedings.
Operating leases
The Company entered into a non-cancelable lease for office space October 1, 2004 expiring November 30, 2007. During the year ended September 30, 2006, the Company bought out the remaining term of the aforementioned lease and has no further liability relating to the lease. In addition, on March 16, 2005, the Company entered into a separate non-cancelable lease for new office space for a term of two years beginning May 1, 2005 and expiring April 30, 2007. On January 30, 2007 the Company extended the lease through April 30, 2009. As of September 30, 2007, future minimum lease payments due under the outstanding lease is as follows:

Year Ending
September 30,	Amount
2008	$12,965
2009	7,803

$20,768

Rent expense was $12,690 and $28,790 for the years ended September 30, 2007 and 2006, respectively.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 6
Commitments and Contingencies (Continued)
Capital leases
In November 2004, the Company entered into a capital lease agreement for copy equipment with a cost of $7,803. Depreciation of the asset under the capital lease is included in depreciation expense and accumulated depreciation. Depreciation expense of the equipment as of September 30, 2007 and 2006 was $1,115 and $1,115, respectively. The agreement calls for monthly principal payments to be made of approximately $190 per month. The imputed interest rate is 7.0%. For the fiscal year ended September 30, 2007 and 2006, the Company has incurred $28 and $170 of interest expense related to the capital lease, respectively. As of September 30, 2007, the entire lease has been paid off and no future liabilities exist.
Other commitments and contingencies
On May 3, 2005, the Company entered into a three year royalty agreement with Phil Weber, Inc. (Weber) to perform services for the Company in connection with the promotion, marketing and advertising of a mobile interactive electronic basketball game product (with instructional-training segments incorporated therein). Under the terms of the agreement, we are obligated to compensate Weber 20% of all adjusted gross receipts from the sale of the instructional segment of the product. Weber also has a conversion option during the first two years of the agreement allowing Weber to convert all future royalties for 50,000 shares of restricted common stock and an additional 50,000 shares if a Company approved NBA player is a sponsor of the electronic basketball game. As of September 30, 2007, the development of this product has been postponed.
On June 15, 2005, the Company entered into a three year royalty agreement with Joe Johnson (Johnson), c/o SFX Basketball Group, LLC to perform services for the Company in connection with the promotion, marketing and advertising of a mobile interactive electronic basketball game product (with instructional-training segments incorporated therein). Under the terms of the agreement, we are obligated to compensate Johnson 20% of all adjusted gross receipts from the sale of the basketball product to be shared equally with (Weber). Johnson also has a conversion option during the first two years of the agreement allowing Johnson to convert all future royalties for 100,000 shares of restricted common stock. As of September 30, 2007, the development of this product has been postponed. On August 1, 2006, the Company entered into a joint venture agreement with Powergrid Fitness, Inc. Pursuant to this agreement, the Company was to pay Powergrid Fitness, Inc. a monthly fee of $100,000 for equipment manufacturing, engineering management, marketing and sales management services. The agreement is for a term of ten (10) years subject to certain termination provisions. On April 26, 2007, the Company amended their joint venture agreement with Powergrid Fitness, Inc. Under the terms of the amended agreement, the Company was to contract Powergrid Fitness, Inc. to provide consulting services for an irrevocable advance against its future joint venture revenue of $500,000 in the first year of the agreement (August 1, 2006 to July 31, 2007) and $65,000 per month thereafter for the remaining term of the agreement. On April 27, 2007, the Company further amended the agreement with Powergrid Fitness, Inc. Under the terms of this amended agreement, the Company shall contract Powergrid Fitness, Inc. to provide consulting services for an irrevocable advance against its future joint venture revenue of $315,000 in the first year of the agreement (August 1, 2006 to July 31, 2007) and $65,000 per month thereafter for the remaining term of the agreement.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 7
Income Taxes
As of September 30, 2007 and September 30, 2006 deferred tax assets consist of the following calculated at an effective tax rate of 39 percent:

	September 30,	September 30,
	2007	2006
Benefit of Net Operating Loss	$2,357,000	$1,978,000
Less: Valuation Allowance	(2,357,000)	(1,978,000)

	$—	$—

As of September 30, 2007 and September 30, 2006, the Company established a valuation allowance equal to the full amount of the deferred tax assets due to the uncertainty of the utilization of operating losses in future periods. The change in the valuation allowance between September 30, 2006 and September 30, 2007 is approximately equal to the net loss the Company sustained in the fiscal year ended September 30, 2007, excluding charges related to the granting of stock warrants, times an effective combined federal and state tax rate of 39 percent. The expected benefit of $2,357,000 and $1,978,000 has not been recorded as a deferred tax asset on the Company’s balance sheets due to the deferred tax asset being fully reserved for on September 30, 2007 and September 30, 2006, respectively.
As of September 30, 2007, the Company had federal and state net operating loss (“NOL’s”) carryforwards in the amount of approximately $6,043,000 that will expire as follows:

	Net Operating Loss
	Carryforward	Federal	State

Expires 2008	$335,000	2023	2008
Expires 2009	2,955,000	2024	2009
Expires 2010	859,000	2025	2010
Expires 2011	922,000	2026	2011
Expires 2012	972,000	2027	2012

	$6,043,000

A reconciliation between the provision for income taxes and the expected tax benefit using the federal statutory rate of 39% for the years ended September 30, 2007 and 2006 is as follows:

	September 30, 2007	September 30, 2006
Income tax benefit at federal statutory rate	$(754,393)	$(334,473)
State income tax benefit, net of effect on federal taxes	(86,216)	(38,225)
Permanent differences and other (federal)	(55,602)	117,708
Permanent differences and other (state)	(6,355)	13,452
Increase in valuation allowance	902,566	241,538

Income tax expense (benefit)	$—	$—

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 8
Investments — Joint Venture
On March 24, 2004, Teknik Digital Arts, Inc. entered into a Joint Venture and Limited Liability Company Agreement with Playentertainment, L.L.P. Teknik Digital Arts, Inc. owns 50% of the joint venture and was obligated to contribute $37,500 as an initial capital contribution. Under the terms of the joint venture, the Company will be allocated 50% of the net profits/losses attributable to video games published pursuant to the Next Action Star License and 60% of the net profits/losses to video games published pursuant to any other titles developed through the joint venture. The agreement entitled Playentertainment, L.L.P. the right to convert its Membership Interest into 200,000 shares of restricted common stock during the first two years of the joint venture. The conversion feature expired as of September 30, 2006.
The joint venture has been accounted for under the consolidation method of accounting as Teknik Digital Arts, Inc. is the managing member and has substantial control of the joint venture.
On August 1, 2006, the Company entered into a joint venture agreement with Powergrid Fitness, Inc. to exclusively develop, manufacture, and market physically interactive video game controllers, software, and leagues using the Powergrid Fitness patented isometric-based controller technology.
The Company owns 50% of the joint venture and is obligated to contribute $50,000 as an initial capital contribution. Under the terms of the joint venture, the Company will be allocated 50% of the net profits/losses attributable to the operations of the joint venture
The conversion option is shares of common stock equal to Powergrid’s membership interest conversion value divided by the prior 90-day average market price per share of the Company’s common stock. The membership conversion value shall be equal to ten (10) times the share of the net pre-tax earnings of the joint venture for the most recent fiscal year allocated to Powergrid. However, the membership conversion value is not to exceed 50% of the outstanding common stock.
The Joint venture will be accounted for under the consolidated method of accounting as the Company is the managing member and has substantial control of the joint venture.
Note 9
401(K) Profit Sharing Plan
On December 20, 2004, the Board of Directors adopted a 401(k) profit sharing plan for the Company, to be effective beginning January 1, 2005. Any person employed as of January 1, 2005, is eligible to participate in the plan as of that date. New employees are eligible to participate in the plan after completing one year of service for the Company, provided the employee is 21 years old. Contributions to the plan are at the discretion of the Board of Directors. The Company has not made any contributions to the plan during the years ended September 30, 2007 and 2006. Subsequent to the year ended September 30, 2006, the Company amended its 401(k) profit sharing plan to include a non-elective contribution equal to 3% of each eligible participant’s compensation. There has been no further modifications to the plan as of September 30, 2007.
Note 10
Going Concern
The Company has incurred operating losses and negative cash flows from its operations to date. Realization of a major portion of the assets is dependent upon the Company’s ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

TEKNIK DIGITAL ARTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Note 10
Going Concern (Continued)
Management believes that its borrowing capacity under the related party note as well as financing generated through the sale of convertible debt, together with future sales of equity or debt securities, will provide the Company with its immediate financial requirements to enable it to continue as a going concern. The raising of additional capital in public or private markets will primarily be dependent upon prevailing market conditions and the demand for the Company’s products and services. No assurances can be given that the Company will be able to raise additional capital, when needed or at all, or that such capital, if available, will be on terms acceptable to the Company. In the event we are unable to raise additional funds, we could be required to either substantially reduce or terminate our operations.

Part II — Information Not Required In The Prospectus
Item 24. Indemnification of Directors and Officers.
          We have included in our articles of incorporation a provision that, to the extent permitted by Nevada law, our directors and officers will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors or officers, except for liability:
•	for acts or omissions that involve intentional misconduct, fraud or a knowing violation of law; or

•	for authorizing the payment of dividends in violation of Nevada Revised Statutes Section 78.300.
          This limitation of liability for acts or omissions occurring during a director’s or officer’s term of office continues after that director or officer has ceased to occupy such position.
          Our bylaws provide for the indemnification of our directors, officers, employees or agents against reasonable costs and expenses, including attorneys’ fees, actually incurred in connection with actual or threatened suits or proceedings, whether civil, criminal, administrative or investigative, even for actions brought by or on behalf of Teknik. We must indemnify such individuals if they have acted in good faith and on the reasonable belief that their actions were not adverse to Teknik. In an action brought by or on behalf of Teknik, however, we will not be obligated to indemnify any director, officer, employee or agent who is found to be liable to Teknik unless it is also determined that he or she is fairly and reasonably entitled to indemnification under the circumstances. The termination of an action, suit or proceeding by judgment, order, settlement, or nolo contendere plea will not create the presumption that such person did not act in good faith or on the reasonable belief that their actions were not adverse to Teknik.
          Our bylaws further provide that we will indemnify our directors, officers, employees and agents if, in each case, indemnification is determined to be appropriate by (a) a majority of the board of directors; (b) a quorum of disinterested directors, upon written opinion by their independent legal counsel; or (c) by the stockholders. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director, officer, employee or agent in connection with that proceeding on receipt of an undertaking by, or on behalf of, that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws. Our bylaws permit us to purchase insurance on behalf of our directors, officers, employees and agents to cover the liabilities discussed above, even if we could not indemnify them against such liabilities.
Item 25. Other Expenses of Issuance and Distribution.
          The following table sets forth our estimated costs and expenses in connection with the offering other than commissions and discounts, if any.

SEC Registration Fee	$1,000
Legal Fees and Expenses	$80,000
Accounting Fees and Expenses	$25,000
Printing and Engraving Expenses	$5,000

Total	$111,000

Item 26. Recent Sales of Unregistered Securities.
          The Company has not engaged in the sale of unregistered securities during the last three years.
Item 27. Exhibits
          See the Exhibit Index located immediately following the signature page of this registration statement.

II-1

Item 28. Undertakings.
          1. The undersigned registrant hereby undertakes to file, during any period in which offers or sells securities, a post-effective amendment to this registration statement to:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act.
          (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range made be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any additional or changed material information on the plan of distribution.
          2. The undersigned registrant hereby undertakes that, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
          3. The undersigned registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
          4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell die securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to die purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
          (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
          5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

II-2

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on March 13, 2008.

TEKNIK DIGITAL ARTS, INC.
By:	/s/ John R. Ward
John R. Ward
Chief Executive Officer and Chief Financial Officer (Principal Accounting Officer)

          In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Ward	Chairman of the Board, Chief Executive Officer and Chief	March 13, 2008

John R. Ward	Financial Officer
(Principal Accounting Officer)

/s/ Benjamin Robins	Director	March 13, 2008

Benjamin Robins

Exhibit Index

Exhibit		Method
No.	Description	of Filing

3.1	Articles of incorporation	(a)
3.2	By-laws	(a)
4.1	Specimen of common stock certificate	(a)
4.2	Teknik Digital Arts, Inc. 2004 Stock Option Plan	(d)
5	Opinion of Squire, Sanders & Dempsey L.L.P. regarding legality	(d)
10.1	Letter of Intent with Quicksilver Software, Inc., dated May 17, 2003	(a)
10.2	Exchange Agreement with CodeFire Acquisition Corp., dated December 31, 2003	(a)
10.3	Joint Venture Agreement with Playentertainment, LLP, dated February, 2004	(a)
10.3a	Amendment to Joint Venture Agreement with Playentertainment, LLP, dated September, 2004	(b)
10.4	2004 Stock Option Plan, effective December 31, 2003	(a)
10.6	Employment agreement with Jonathan Domasig, dated July 1, 2003	(a)
10.7	Revolving Credit Agreement with CodeFire Acquisition Corp., dated March 31, 2003	(b)
10.8	Software Purchase Agreement with Fortune Labs, Inc., dated December 31, 2003	(b)
10.9	Software License Agreement with CodeFire Acquisition Corp., dated February 15, 2003	(c)
10.10	Exclusive Patent and Copyright License between Andamiro U.S.A. Corp. and Parisi Sports, Inc., dated June 25, 2003	(c)
10.11	Merchandise Licensing Agreement between Playinteractive, LLP and NBC Enterprises, Inc., dated April 1, 2003	(c)
10.12	Proprietor Approval form between NAS Interactive, LP and Joy Tashjian Marketing Group, LLC, dated November 21, 2003	(c)
10.13	Representation Agreement with Gaylord Sports Management, dated July 28, 2004	(c)
10.14	Sponsorship and Development Agreement with Independent Golf Research Corporation, dated August 5, 2004	(c)
10.15	Sponsorship and Development Agreement with Rick Smith Enterprises, dated August 6, 2004, as amended December 10, 2004	(c)
10.16	Sponsorship and Development Agreement with Mickelson, Inc., dated August 6, 2004, as amended December 10, 2004	(c)
10.17	Joint Venture and Limited Liability Company Agreement with PEP PAD, LLC, dated October 14, 2004	(c)
10.18	Endorsement and Services Agreement with Kentucky Eleven, Inc., dated October 15, 2004	(c)
10.19	Sponsorship and Development Agreement with Buddy Rice Racing, Inc., dated November 17, 2004	(c)
10.20	Revolving Credit Agreement with CodeFire Acquisition Corp., dated February 23, 2005	(c)
10.21	Investment Agreement, dated April 27, 2007, between Dutchess Private Equities, Ltd. and the Company	(d)
10.22	Registration Rights Agreement, dated April 27, 2007 between Dutchess Private Equities, Ltd. and the Company	(d)
10.23	Loan and Security Agreement among Silicon Valley Bank, the Company and Power Gaming League, L.L.C.	(d)
10.24	Amendment No. 1 to Investment Agreement between Dutchess Private Equities, Ltd. and the Company, dated effective September 26, 2007	(d)
23.1	Consent of Independent Registered Public Accounting Firm	(e)
23.2	Consent of DLA Piper US LLP (included in Exhibit 5)	See Exhibit 5

(a)	Form SB-2 filed on August 10, 2004, SEC File Number 333-118101.

(b)	Included in Amendment No. 2 of Form SB-2, filed on January 25, 2005, SEC File Number 333-118101.

(c)	Included in Amendment No. 3 of Form SB-2, filed on March 1, 2005, SEC File Number 333-118101.

(d)	Included in the previous filing of this Form S-1.

(e)	Filed herewith.